As filed with the Securities and Exchange Commission on August 24, 2009

Registration No. 333-159463

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(with respect to the 6.0% Convertible Senior Notes due 2014 being offered in the exchange offer)

MAGMA DESIGN AUTOMATION, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	77-0454924
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1650 Technology Drive

San Jose, California 95110

(408) 565-7500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rajeev Madhavan

Chairman of the Board and Chief Executive Officer

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

(408) 565-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Karen K. Dreyfus, Esq. Michael A. Occhiolini, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (Securities Act), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer )  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
6.0% Convertible Senior Notes due 2014	$49,939,000	100%	$49,939,000	$2,787(4)
Common Stock, $0.0001 par value per share	(3)	(3)	(3)	(3)

(1)	Represents the maximum principal amount at maturity of 6.0% Convertible Senior Notes due 2014 that may be issued pursuant to the exchange offer described in this Registration Statement.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act.
(3)	The shares of common stock that are being registered include such indeterminate number of shares of common stock, if any, that may be issued upon conversion of the exchange notes registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.
(4)	$2,508 of the registration fee previously paid in connection with the Registrant’s Registration Statement on Form S-4 filed May 22, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC acting pursuant to Section 8(a) may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 24, 2009

Offer to Exchange

6.0% Convertible Senior Notes due 2014

for up to $49,939,000 of our

2.0% Convertible Senior Notes due May 15, 2010

We are offering to exchange up to an aggregate principal amount of $49,939,000 of new 6.0% convertible senior notes due 2014, or exchange notes, for up to an aggregate principal amount of $49,939,000 of our outstanding 2.0% Convertible Senior Notes due May 15, 2010, or existing notes. If you elect to participate in the exchange offer, for each $1,000 principal amount of existing notes you validly tender, you will receive from us $1,000 of exchange notes. The exchange notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

Existing noteholders will receive accrued and unpaid interest up to, but not including, the closing date of the exchange offer on any existing note accepted in the exchange offer.

The exchange offer is open to all holders of our outstanding 2.0% Convertible Senior Notes due May 15, 2010.

The exchange offer and your withdrawal rights will expire at midnight, New York City time, on September 4, 2009, unless extended. Your acceptance of this offer may only be withdrawn under the circumstances described in this prospectus and the letter of transmittal.

Our common stock is traded on the Nasdaq Global Market under the symbol “LAVA.” On August 21, 2009, the last reported sale price of our common stock on the Nasdaq Global Market was $1.56 per share. The exchange notes will not be listed on any national securities exchange, but the common stock underlying the exchange notes will be approved for listing by the Nasdaq Global Market upon issuance.

The exchange offer is conditioned on the satisfaction of certain conditions. See “The Exchange Offer—Conditions for Completion of the Exchange Offer.”

See “Risk Factors” beginning on page 14 for a discussion of factors you should consider before deciding to participate in the exchange offer.

Questions and requests for assistance may be directed to Credit Suisse Securities (USA) LLC, the dealer manager, at (212) 325-3399. Requests for additional documents may be directed to Georgeson Inc., the information agent, at (888) 666-2565.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this Prospectus is                     , 2009.

The information contained or incorporated by reference in this prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (“SEC”). You should rely only on the information and representations contained or incorporated by reference in this prospectus. Neither we, the dealer manager, the exchange agent nor the trustee has authorized any other person to provide you with different information. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus incorporates important business and financial information about Magma Design Automation, Inc. that is not included or delivered with this prospectus. Such information is available without charge to holders of existing notes upon written or oral request made to the office of Investor Relations, Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110 (Telephone (408) 565-7500). To obtain timely delivery of any requested information, holders of existing notes must make any request no later than five business days prior to the expiration of the exchange offer.

i

PROSPECTUS SUMMARY

The following is a summary of the more detailed information included in this prospectus. For a more complete understanding of Magma and the exchange offer, we encourage you to read carefully this entire prospectus, including the documents incorporated herein by reference. Unless otherwise stated, all references to “us,” “our,” “Magma,” “we,” the “Company” and similar designations refer to Magma Design Automation, Inc. and its consolidated subsidiaries unless the context otherwise requires.

Our Company

Magma provides electronic design automation (“EDA”) software products and related services. Our software enables chip designers to reduce the time it takes to design and produce complex integrated circuits used in the communications, computing, consumer electronics, networking and semiconductor industries. Our flagship products comprise a digital integrated solution for the chip development cycle, from initial design through physical implementation.

Our software products assist chip designers to meet critical time-to-market objectives, improve chip performance and handle chip designs involving millions of components. Our flagship Blast and Talus families of products and our Quartz family of sign-off and verification tools combine into one integrated chip design and verification flow, from what traditionally had been separate logic design, physical design, and analysis and sign-off processes. This integrated flow significantly reduces design iterations, allowing our customers to accelerate the time it takes to design and produce deep submicron integrated circuits. Our Titan platform for custom integrated chip design provides an integrated chip-finishing solution for mixed-signal designs.

We provide consulting, training and services to help our customers more rapidly adopt our technology. We also provide post-contract support, or maintenance, for our products.

Corporate Information

Our principal executive offices are located at Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110, (408) 565-7500. Our web site address is www.magma-da.com. Information on our web site is not part of this prospectus, and should not be relied upon in making any decision to participate in the exchange offer.

We own or have rights to various copyrights, trademarks and trade names used in our business including but not limited to the following: Magma, Blast Fusion, Blast Noise, QuickCap, SiliconSmart, Talus, YieldManager, ArchEvaluator, Blast Power, Blast Plan, Blast Rail, Blast Create, Quartz, Blast Yield, Camelot, “The Fastest Path from RTL to Silicon,” FineSim, Native Parallel Technology, “Sign-off in the Loop” and Titan. This prospectus also includes other trademarks, service marks and trade names of other companies. Other trademarks and trade names appearing in this prospectus are the property of the holder of such trademarks and trade names.

The Exchange Offer

We have summarized the terms of the exchange offer in this section. You should read the description of the offer under “The Exchange Offer” and of the exchange notes under “Description of Exchange Notes” for more detailed information.

Existing notes	We are offering to exchange an aggregate principal amount of $49,939,000 of exchange notes for up to an aggregate principal amount of $49,939,000 of existing notes. We are offering to exchange $1,000 of exchange notes for each $1,000 principal amount of existing notes. Exchange notes will be issued only in denominations of $1,000 and integral multiples of $1,000. We will not accept any tender that would result in the issuance of less than $1,000 principal amount of exchange notes. You may tender all, some or none of your existing notes.

Deciding whether to participate in the exchange offer	Neither we, the dealer manager, the exchange agent nor the trustee make any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in the exchange offer. Further, neither we nor they have authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the aggregate amount of existing notes to tender. You should read this prospectus and the applicable letter of transmittal and consult with your financial and tax advisors, if any, to make that decision. In particular, you should know that there are certain significant adverse tax consequences that could result from the exchange of existing notes or the holding, conversion or other disposition of the exchange notes. Investors considering the exchange of existing notes for exchange notes should discuss the tax consequences with their own tax advisors. See “Material U.S. Federal Income Tax Considerations.”

Expiration date; extension; termination	The exchange offer and withdrawal rights will expire at midnight, New York City time, on September 4, 2009, or any subsequent time or date to which the exchange offer is extended. We may extend the expiration date, terminate the exchange offer or amend any of the terms or conditions of the exchange offer for any reason. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we extend the expiration date, you must tender your existing notes prior to the date identified in the press release or public announcement if you wish to participate in the exchange offer. In the case of an amendment, we will issue a press release or other public announcement. Subject to applicable law, we have the right to:

•	extend the expiration date of the exchange offer and retain all tendered existing notes, subject to your right to withdraw your tendered existing notes; and

•

waive any condition or otherwise amend any of the terms or conditions of the exchange offer in any respect, other than the condition that the registration statement relating to the exchange offer be declared effective.

Withdrawal rights	You may withdraw a tender of your existing notes at any time before the applicable exchange offer expires by delivering a written notice of withdrawal to U.S. Bank National Association, the exchange agent, before the expiration date, as it may be extended. If you change your mind, you may retender your existing notes by again following the exchange offer procedures before the exchange offer expires. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes at any time after midnight on September 21, 2009.

Conditions to the exchange offer	The exchange offer is subject to the registration statement, and any post-effective amendment to the registration statement covering the exchange notes, being effective under the Securities Act of 1933, as amended, or the Securities Act. Our obligation to complete the exchange offer is conditioned upon the consolidated closing bid price of our common stock on the expiration date of the exchange offer being less than the conversion price of the exchange notes. As used herein, the term “consolidated closing bid price” means the consolidated closing bid price of our common stock as reported by the NASDAQ’s Market Intelligence Desk as of 4:00 p.m. Eastern Time on the applicable trading day. The exchange offer is also subject to customary conditions, which we may waive, subject to applicable law. The satisfaction or waiver of the conditions, other than those that relate to governmental or regulatory conditions necessary to the consummation of the exchange offer, will be determined as of September 4, 2009, the expiration date of the exchange offer.

Procedures for tendering outstanding existing notes	If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your existing notes. Tenders of your existing notes will be effected by book-entry transfers through The Depository Trust Company.

If you hold existing notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery.

Please do not send letters of transmittal to us, the dealer manager or the information agent. You should send letters of transmittal only to U.S. Bank National Association, the exchange agent, at its office as indicated under “The Exchange Offer—Exchange Agent” in this prospectus and in the letter of transmittal. The exchange agent can answer your questions regarding how to tender your existing notes.

Accrued interest on existing notes	Existing note holders will receive accrued and unpaid interest on any existing notes accepted in the exchange offer. The amount of accrued interest will be calculated from the last interest payment date up to, but excluding, the closing date of the exchange offer and will be paid in cash.

Interest on exchange notes	Interest on the exchange notes will be payable at a rate of 6.0% per year, payable in arrears semiannually on May 15 and November 15 of each year, commencing May 15, 2010. Interest on the exchange notes will begin to accrue from the closing date of the exchange offer.

Trading	Our common stock is traded on the Nasdaq Global Market under the symbol “LAVA.”

Exchange agent	U.S. Bank National Association

Dealer manager	Credit Suisse Securities (USA) LLC

Information agent	Georgeson Inc.

Risk factors	You should carefully consider the matters described under “Risk Factors,” as well as other information set forth in this prospectus and in the letter of transmittal.

Consequences of not exchanging existing notes	The liquidity and trading market for existing notes not tendered in the exchange offer could be adversely affected to the extent a significant amount of the existing notes are tendered and accepted in the exchange offer.

Tax consequences	See “Material U.S. Federal Income Tax Considerations” for a description of certain material U.S. federal income tax consequences associated with the exchange offer.

Ratio of earnings to fixed charges	See “Ratio of Earnings to Fixed Charges.”

Comparison of Exchange Notes and Existing Notes

The following is a brief summary of the terms of the exchange notes and the existing notes. For a more detailed description of the exchange notes and existing notes, see “Description of Exchange Notes” and “Description of Existing Notes.”

	Exchange Notes	Existing Notes
Securities	Up to $49,939,000 in principal amount of new 6.0% Convertible Senior Notes due 2014, is being offered in the exchange offer.	As of the date of this prospectus, there is $49,939,000 in aggregate principal amount of our existing 2.0% Convertible Senior Notes due May 15, 2010 outstanding.

Issuer	Magma Design Automation, Inc., a Delaware corporation.	Magma Design Automation, Inc., a Delaware corporation.

Maturity	May 15, 2014.	May 15, 2010.

Interest

Interest on the exchange notes will be payable in arrears at a rate of 6.0% per year, payable semiannually on May 15 and November 15 of each year, commencing May 15, 2010.

Interest on the exchange notes is payable only in cash.

Interest on the existing notes is payable in arrears at a rate of 2.0% per year, payable semiannually on May 15 and November 15 of each year. Interest on the existing notes is payable only in cash.

Conversion rights

The exchange notes are convertible into common stock at a conversion price equal to the greater of (1) $1.80 per share and (2) 120% of the arithmetic average of the daily volume-weighted average price (as described in this prospectus) of our common stock for the five trading days from and including August 27, 2009 to and including September 2, 2009, subject to adjustment, at any time after issuance and prior to the close of business on the business day immediately preceding the final maturity date.

For purposes of this calculation “daily volume-weighted average price” means, for each of the five trading days during the calculation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LAVA<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close

The existing notes are convertible into the consideration described below opposite the caption “Payment upon conversion” at a conversion price of $15.00, subject to adjustment, prior to the close of business on the business day immediately preceding the final maturity date only under the following circumstances:

•      if the volume weighted average price of our common stock exceeds 150% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter;

•      during the five trading days after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of existing notes for each day of such measurement period was less than 98% of the product of the volume

Exchange Notes	Existing Notes

of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily volume-weighted average price will exclude after hours trading or any other trading outside of the regular trading session trading hours. We will announce the Five Day VWAP (as defined herein) and the resulting conversion price for the exchange notes prior to the opening of trading on the trading day immediately following the end of the Five Day VWAP period.

Unlike the indenture for the existing notes, there are no conditions to conversion in the indenture for the exchange notes.

weighted average price of our common stock and the applicable conversion rate;

•     if we distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the closing price of our common stock on the day of issuance;

•     if we distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the volume weighted average price of our common stock on the business day preceding the declaration date for such distribution;

•     if a change in control occurs or is anticipated to occur;

•     at any time during the period beginning 60 days prior to, but excluding, any scheduled payment date for a change in control or the maturity date; or

•     for existing notes that have been called for redemption, at any time prior to the close of business on the business day prior to the redemption date, even if the existing notes are not otherwise convertible at such time.

Our ability to pay the principal return in cash in the future will be subject to the limitations imposed by any limitations we may have in any credit agreements or indebtedness that we may incur in the future.

	Exchange Notes	Existing Notes
Payment upon conversion

Upon conversion, the exchange notes are convertible into common stock at a conversion price equal to the greater of (1) $1.80 per share and (2) 120% of the Five Day VWAP ending two trading days prior to and including the expiration date of the exchange offer, subject to adjustment, prior to the close of business on the business day immediately preceding the final maturity date.

A conversion price of $1.80 represents a 15.4% premium to the last reported sale price of our common stock as of August 21, 2009, a 16.1% premium to the 10-day average closing price as of August 21, 2009 and a 17.3% premium to the 20-day average closing price as of August 21, 2009.

In lieu of delivery of some or all of the shares of our common stock otherwise issuable upon notice of conversion of the existing notes, we may, at our option, deliver to holders in respect of each $1,000 principal amount of existing notes being converted:

•      cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value of the existing notes to be converted; and,

•      if the conversion value is greater than $1,000, a number of shares of our common stock equal to the sum of the daily share amounts for each of the 20 trading days during the conversion reference period.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the conversion reference period.

Make-whole premium upon a change in control

If a holder of the exchange notes elects to convert its exchange notes upon the occurrence of a change in control, in certain circumstances, the conversion rate will be increased by an additional number of shares of our common stock. The amount of such increase, otherwise referred to as the “make-whole premium,” if any, will be based on the stock price and the effective date for such change in control. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and change in control effective dates is set forth in this prospectus. No make-whole premium will be paid if the relevant stock price is less than $1.56 per share or greater than $15.00 per share (subject to adjustment). Additionally, in no event shall the conversion price of the notes be reduced to less than $1.56 (or, if greater, the consolidated closing bid price of the Company’s common stock as quoted on the Nasdaq Global Market on the expiration date of the exchange offer) (as adjusted for stock splits, combinations or similar events).

If a holder of the existing notes elects to convert its existing notes upon the occurrence of a change in control, in certain circumstances, the conversion rate will be increased by an additional number of shares of our common stock. The amount of such increase, otherwise referred to as the “make-whole premium,” if any, will be based on the stock price and the effective date for such change in control. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and change in control effective dates is set forth in this prospectus. No make-whole premium will be paid if the relevant stock price is less than $11.00 per share or greater than $31.00 per share (subject to adjustment). Additionally, in no event shall the aggregate number of shares per $1,000 principal amount of existing notes exceed 88.6667, other than on account of proportional adjustments to the conversion price for stock splits, combinations or similar events.

	Exchange Notes	Existing Notes
Repurchase at holder’s option upon a fundamental change	Same as existing notes.

Upon the occurrence of a change in control, holders of the existing notes will have the right, subject to certain restrictions and conditions, to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of their existing notes at a repurchase price equal to 100% of the principal amount of the existing notes, plus any accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

Redemption of notes at our option	Not applicable.	We may redeem some or all of the existing notes for cash at 100% of the principal amount of the existing notes to be redeemed, plus accrued and unpaid interest, to, but excluding, the redemption date.

Ranking	Same as existing notes.

The existing notes are our general, unsecured obligations and rank:

•     equal in right of payment to all of our other existing and future unsubordinated and unsecured indebtedness;

•     senior in right of payment to all of our existing and future subordinated indebtedness, including the existing notes; and

•     structurally subordinated in right of payment to all of our subsidiaries’ existing and future obligations (including secured and unsecured obligations) and effectively subordinated in right of payment to our secured obligations, to the extent of the assets securing such obligations.

As of May 3, 2009, we had $29.6 million of secured indebtedness that would rank effectively senior to the exchange notes, and we had approximately $27.2 million of consolidated subordinated and unsecured debt obligations, of which our subsidiaries had, exclusive of intercompany obligations and deferred

Exchange Notes	Existing Notes
revenue, approximately $13.9 million of liabilities. The indenture under which the notes are issued does not restrict our incurrence of indebtedness, including secured debt, or our subsidiaries’ incurrence of indebtedness or other liabilities.

Questions and Answers About the Exchange Offer

Who is making the exchange offer?

Magma Design Automation, Inc., a Delaware corporation, is offering to exchange up to an aggregate principal amount of $49,939,000 of new 6.0% Convertible Senior Notes due 2014, or exchange notes, for our outstanding 2.0% Convertible Senior Notes due May 15, 2010, or existing notes.

Why is the Company undertaking the exchange offer?

We believe that the exchange offer is an important component of our plan to improve our liquidity to enable us to better execute our business strategy by allowing us to replace the existing notes due in 2010 with the exchange notes that mature in 2014, thereby improving our financial condition. We have experienced a significant decline in revenue during recent periods and we do not currently have the financing in place to repay the existing notes at maturity. Given the current adverse economic conditions generally, and in the semiconductor industry in particular, the credit market crisis and our liquidity position, we have increased our focus on cash management and have taken actions to improve our financial condition, including this proposed exchange offer. The exchange offer is designed to provide us additional time to execute the business strategy of our executive management team by allowing us to replace the existing notes due in 2010 with the exchange notes that mature in 2014, thereby improving our financial condition.

What will I receive in exchange for my existing notes?

If you tender your existing notes in the exchange offer you will receive exchange notes with the following characteristics:

•	for each $1,000 in principal amount of your existing notes exchanged, you will receive $1,000 of exchange notes;

•	interest will accrue on the exchange notes at a rate of 6.0% per year; and

•

the exchange notes initially will be convertible into common stock at a conversion price equal to the greater of (1) $1.80 per share and (2) 120% of the Five Day VWAP (as defined herein) ending two trading days prior to and including the expiration date of the exchange offer, subject to adjustment, at any time prior to the close of business on the maturity date. A conversion price of $1.80 represents a 15.4% premium to the last reported sale price of our common stock as of August 21, 2009, a 16.1% premium to the 10-day average closing price as of August 21, 2009 and a 17.3% premium to the 20-day average closing price as of August 21, 2009.

These are only some of the material terms of the exchange notes, and you should read the detailed description of the exchange notes under “Description of Exchange Notes” for further information.

Are there any conditions of the exchange offer?

Our obligation to complete the exchange offer is conditioned upon the consolidated closing bid price of our common stock on the expiration date of the exchange offer being greater than the conversion price of the exchange notes. In addition, the exchange offer is subject to customary conditions, which we may waive, in accordance with applicable law. You should read the section titled “The Exchange Offer—Conditions for Completion of the Exchange Offer.”

Is there a requirement that a certain number of existing notes are tendered in the exchange offer?

No. The exchange offer is not conditioned on a minimum aggregate principal amount of existing notes being tendered and not withdrawn.

What is the market value of the existing notes?

There is no established reporting or trading system for the existing notes, nor will there be for the exchange notes. We believe that trading in the existing notes has been limited. Our common stock is listed on the Nasdaq Global Market under the symbol “LAVA.” On August 21, 2009, the closing price of our common stock, as reported on the Nasdaq Global Market, was $1.56 per share.

How soon must I act if I decide to participate in the exchange offer?

Unless we extend the expiration date, the exchange offer will expire on September 4, 2009 at midnight, New York City time. The exchange agent must receive all required documents and instructions on or before September 4, 2009 or, subject to guaranteed delivery procedures, you will not be able to participate in the exchange offer.

What happens if I do not participate in the exchange offer?

Existing notes not tendered in the exchange offer will remain outstanding and continue to earn interest and remain subject to existing terms of the indenture governing the existing notes. Holders of those outstanding existing notes will continue to have all the rights associated with those existing notes. If a significant number of the existing notes are tendered and accepted in the exchange offer, the liquidity and the trading market for the existing notes that remain outstanding will likely be impaired. You should read the section titled “Description of Existing Notes.”

What is the process for exchanging notes?

If you are a beneficial holder of the existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the existing notes on your behalf. Your custodian will provide you with its instruction letter, which you must use to give these instructions.

If you are a beneficial owner of existing notes held of record by The Depository Trust Company, or DTC, or its nominee, you may tender your existing notes through DTC’s Automated Tender Offer Program.

You should read the section titled “The Exchange Offer—Procedures for Tendering Existing Notes.”

When does the exchange offer expire?

The exchange offer expires at midnight, New York City time, on September 4, 2009.

May the exchange offer be extended, amended or terminated?

Yes. We may extend the exchange offer until the conditions to the completion of the exchange offer described in the section titled “The Exchange Offer—Conditions for Completion of the Exchange Offer” are satisfied prior to the expiration date. We may extend the expiration date or amend the exchange offer in any respect by giving written notice of such amendment by issuing a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

In addition, if we materially change the terms of the exchange offer or the information concerning the exchange offer prior to the expiration date, or if we waive a material condition of the exchange offer, we will disseminate additional tender offer materials and extend the exchange offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

When will holders receive exchange notes?

Once all of the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept, promptly after the expiration date, all existing notes properly tendered and not withdrawn, and will issue the exchange notes promptly after acceptance of the existing notes.

May holders withdraw tendered existing notes?

You may withdraw your tender of existing notes at any time prior to midnight, New York City time, on the expiration date, as it may be extended. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes after midnight on September 21, 2009.

How do holders withdraw previously tendered existing notes?

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth under the heading “The Exchange Offer—Exchange Agent” prior to midnight, New York City time, on the expiration date. Please see “The Exchange Offer—Withdrawal Rights” for more information.

May holders of existing notes still convert existing notes into shares of our common stock?

Yes, subject to the conditions and during the periods in which conversion is allowed. However, if you tender your existing notes in the exchange offer, you may convert your existing notes only if you properly withdraw your existing notes before your right to withdraw has expired. The existing notes are convertible into shares of our common stock, $0.0001 par value per share, at a conversion price of $15.00 per share (subject to adjustment). See also “Description of Existing Notes—Payment upon Conversion.” This represents a conversion rate of approximately 66.666 shares of common stock per $1,000 principal amount of existing notes. Our common stock is listed on the Nasdaq Global Market under the symbol “LAVA.” On August 21, 2009, the closing price of our common stock, as reported on the Nasdaq Global Market, was $1.56 per share.

Do holders have to pay a brokerage commission for tendering existing notes?

No brokerage commissions are payable by holders to the Company, the dealer manager, the trustee, DTC or the exchange agent in connection with the tender of your existing notes in the exchange offer. Except as set forth in the letter of transmittal, we will pay any transfer taxes with respect to the transfer and exchange of existing notes pursuant to the exchange offer.

What should I do if I have additional questions about the exchange offer?

If you have any questions or otherwise need assistance, please contact Credit Suisse Securities (USA) LLC, the dealer manager, at (212) 325-3399.

If you need additional copies of the offering materials please contact Georgeson Inc., the information agent, at (888) 666-2565.

To receive copies of our recent SEC filings, you can contact us by mail or refer to the other sources described under “Where You Can Find More Information.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary historical consolidated financial data should be read in conjunction with, and are qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus, and our annual report on Form 10-K for the fiscal year ended May 3, 2009, incorporated by reference herein.

The summary historical consolidated financial data in this section are not intended to replace the financial statements. The data presented for the fiscal years ended April 1, 2007, April 6, 2008 and May 3, 2009 are derived from our audited consolidated financial statements incorporated by reference herein. Historical results are not necessarily indicative of future results.

	For the Year Ended
	May 3, 2009	April 6, 2008	April 1, 2007
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$146,957	$214,419	$178,153
Cost of revenue	48,329	49,354	54,579

Gross profit	98,628	165,065	123,574
Operating expenses	222,826	189,797	191,347

Operating loss	(124,198)	(24,732)	(67,773)
Other income (expense), net	(2,788)	(1,037)	7,269
Net loss before income taxes	(126,986)	(25,769)	(60,504)
Provision for income taxes	764	6,640	1,002
Net loss	$(127,750)	$(32,409)	$(61,185)

Net loss per share—basic	$(2.86)	$(0.80)	$(1.68)
Net loss per share—diluted	$(2.86)	$(0.80)	$(1.67)
Shares used in calculation—basic and diluted	44,698	40,518	36,605

	As of May 3, 2009
	(in thousands)
Consolidated Balance Sheet Data:
Current assets	$74,181
Non-current assets	52,894
Current liabilities	79,655
Non-current liabilities	62,110
Total stockholders’ deficit	(14,690)

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus, including the documents we are incorporating by reference into this prospectus, before you decide to exchange your existing notes for exchange notes. Some of the following risks relate principally to our business and the industry in which we operate. Other risks relate principally to the securities markets and ownership of our securities. Additional risks and uncertainties not presently known to us, or risks that we currently consider immaterial, may also impair our operations or results. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned, and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock, the existing notes and the exchange notes could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

There is substantial doubt about our ability to continue as a going concern.

Our independent public accounting firm has issued an opinion on our consolidated financial statements for the fiscal year ended May 3, 2009 that states that the consolidated financial statements were prepared assuming we will continue as a going concern and further states that our recurring losses from operations, stockholders’ deficit and inability to generate sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. Our plans concerning these matters are discussed in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009. Our future is dependent on our ability to execute our plans successfully or otherwise address these matters. If we fail to do so for any reason, we would not be able to continue as a going concern and could potentially be forced to seek relief through a filing under the U.S. Bankruptcy Code.

We have a substantial amount of indebtedness, which could adversely affect our financial position.

We currently have and will continue to have for the foreseeable future, a substantial amount of indebtedness. Our indebtedness has increased over time and may increase in the future. As of May 3, 2009, we had an aggregate principal amount of approximately $78.6 million in outstanding debt. If cash flow from operations is not sufficient to meet our working capital needs and capital requirements, we may need to incur additional indebtedness. Our outstanding indebtedness will also require us to use a substantial portion of our cash flow from operations to make debt service payments. If we do not increase our revenue, we could have difficulty making required payments on our indebtedness. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under any indebtedness we may incur in the future. Any default under our indebtedness would have a material adverse effect on our business, operating results and financial condition.

In addition, our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations;

•

limit our ability to use our cash flow, use our available financings to the fullest extent possible, or obtain additional financing for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors;

•	increase our vulnerability to the impact of adverse economic and industry conditions; and

•	cause our business to go into bankruptcy or cause our business to fail.

General economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance, which may affect our ability to make principal and interest payments on our indebtedness. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

•

seek additional financing in the debt or equity markets, and the documentation governing any future financing may contain covenants that limit or restrict our strategic, operating or financing activities;

•	attempt to refinance or restructure all or a portion of our indebtedness;

•	attempt to sell selected assets;

•	reduce or delay planned capital expenditures; or

•	reduce or delay planned research and development expenditures.

These measures may not be successful, may not be sufficient to enable us to service our indebtedness and may harm our business and prospects. In addition, any financing, refinancing or sale of assets might not be available, or available on economically favorable terms.

Our existing notes must be repaid in cash in May 2010, unless they are exchanged for exchange notes in this exchange offer or redeemed by us or converted into shares of our common stock at an earlier date, which is unlikely to occur if the price of our common stock does not exceed the conversion price.

On May 15, 2010, we will be required to repay in full the $49.9 million principal amount outstanding on our existing notes as of May 3, 2009, unless the existing notes are exchanged for exchange notes in the exchange offer, the holders of the existing notes elect to convert them into shares of our common stock before the repayment date or the existing notes are otherwise redeemed by us. The conversion price of the existing notes is $15.00, subject to adjustment in certain circumstances. On August 21, 2009, the last reported sale price of our common stock on the Nasdaq Global Market was $1.56 per share. If the price of our common stock does not rise above the applicable conversion price of the existing notes prior to maturity, conversion of the existing notes is unlikely and we would be required to repay the principal amounts of the existing notes in cash. In that event, we may not have enough cash to meet our repayment obligations and we would be in default under the existing notes, which would have a material adverse effect on our business, operating results and financial condition. As a result of the foregoing and other factors, our auditors have expressed in their report on our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009, that there is doubt about our ability to continue as a going concern.

If we cannot generate sufficient operating cash flow or alternatively obtain external financing, our business and financial condition may be materially adversely affected, and our business may fail.

As of May 3, 2009, we had cash and cash equivalents, excluding restricted cash, of $32.9 million. Our long-term investments of $17.9 million as of May 3, 2009, consisted of auction rate securities, for which auctions have not occurred since February 2008, and a purchased put option.

We have experienced a decrease in revenue during fiscal 2009 and, if adverse semiconductor industry or general economic conditions persist or worsen, we could experience further decreases in revenue. In the second quarter of fiscal 2009, we increased cost cutting activities, including reducing the number of employees, capital spending, research and development projects and administrative expenses. In the third quarter of fiscal 2009, we further increased cost cutting activities, including reducing the number of employees, closing some offices and consolidating other offices. We cannot assure you that we will be able to achieve anticipated expense reductions or that we will not be required to make further cost reductions. Some cost cutting activities may require initial cost outlays before the cost reductions are realized. If our revenue continues to decrease, or if our expense reduction efforts are unsuccessful, our operating results and business may be materially adversely affected, and our business may fail.

In addition, the $49.9 million principal amount outstanding on our existing notes as of May 3, 2009 will become due and payable on May 15, 2010. We will be required to generate cash sufficient to conduct our business operations and pay our indebtedness and other liabilities, including all amounts, both principal and interest, as they become due on both the exchange notes as well as any existing notes not tendered for exchange notes in the exchange offer. We may not generate sufficient cash flow from operations to cover our anticipated debt service obligations, including making payments on the exchange notes or repaying any existing notes that remain outstanding at maturity. Our ability to meet our future debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. Accordingly, we cannot assure you that we will be able to make required principal and interest payments on the notes when due in the absence of additional sources of equity or debt financing. If our customers believe that we are not financially sound, they may choose to stop doing business with us, which would materially adversely affect our business and financial condition.

We intend to assess and try to access private and public sources of external financing, including debt and equity, to repay our existing indebtedness. We are also currently exploring and may explore in the future sources of external financing in order to achieve growth or other business objectives. Such financing may not be available in sufficient amounts, when needed or on terms acceptable to us. In addition, any equity financing may not be desirable because of resulting dilution to our stockholders, which may be significant in light of the current trading price of our common stock and the size of our market capitalization compared to our outstanding debt. We also may, from time to time, redeem, tender for, exchange or repurchase our securities in the open market or in privately negotiated transactions depending upon availability of our cash resources, market conditions and other factors. Moreover, the availability of funds under our two existing $7.5 million revolving lines of credit may be adversely affected by our financial condition, results of operations and incurrence or maintenance of additional debt, and we may be required to designate additional amounts of restricted cash up to an aggregate of $7.5 million. If we are unable to obtain needed financing or generate sufficient cash from operations, our ability to expand, develop or enhance our services or products, fund our working capital requirements or respond to competitive pressures would be limited, which would materially adversely affect our business and financial condition.

We are currently party to and may enter into debt arrangements in the future, each of which may subject us to restrictive covenants which could limit our ability to operate our business.

We are party to two $7.5 million senior secured revolving lines of credit that impose various restrictions and covenants on us that limit our ability to incur or guarantee indebtedness, make investments, declare dividends or make distributions, acquire or merge into other entities, sell substantial portions of our assets and grant security interests in our assets. In the future, we may incur additional indebtedness through arrangements such as credit agreements or term loans that may also impose similar restrictions and covenants. These restrictions and covenants limit, and any future covenants and restrictions may limit, our ability to respond to market conditions, make capital investments or take advantage of business opportunities. Any debt arrangements we enter into may require us to make regular interest or principal payments, which would adversely affect our results of operations.

We cannot assure you that in the future we will be able to satisfy or comply with the provisions, covenants, financial tests and ratios of our debt instruments, which can be affected by events beyond our control. If we fail to satisfy or comply with such provisions, covenants, financial tests and ratios, or if we disagree with our lenders about whether or not we are in compliance, we cannot assure you that we will be able to obtain waivers for any failures to comply with our financial covenants or any other terms of the debt instruments. We also may not be able to obtain amendments that will prevent a failure to comply in the future. A breach of any of the provisions, covenants, financial tests or ratios under our debt instruments could result in a default under the applicable agreement, which in turn could accelerate the timing of our repayment obligations such that our indebtedness would become immediately due and payable and could trigger cross-defaults under our other debt instruments, including the exchange notes, any of which would materially adversely affect our business and financial condition.

We may not have access to sources of financing for the repayment of our indebtedness or the operation of our business.

The volatility and disruption in the capital and credit markets has reached unprecedented levels over the past year. These changes in U.S. and global financial and equity markets, including market disruptions and tightening of the credit markets, may make it more difficult for us to obtain financing on acceptable terms, or at all, for the repayment of our indebtedness or the operation of our business, and may increase the cost of obtaining such financing.

Following the consummation of the exchange offer, we will evaluate the need to obtain additional financing, based on the principal amount of existing notes remaining outstanding and other factors. If consummated, any such financing could result in a material change to our capitalization, the appointment of one or more new directors to our board of directors, the acquisition by one or more parties of additional securities of Magma, or changes in our charter and bylaws. We have received several preliminary proposals from various investment entities regarding a possible investment in us, but we have not engaged in material negotiations with the parties making such proposals, although we have provided certain of them with limited preliminary due diligence materials. Consequently there can be no assurance as to the availability of any such financing on terms acceptable to us, or at all, the likely dilutive impact of any completed transaction, or whether any such transaction would have an adverse effect on our stock price.

Customer payment defaults may cause us to be unable to recognize revenue from backlog, and changes in the type of orders comprising backlog could affect the proportion of revenue recognized from backlog each quarter, which could have a material adverse effect on our financial condition and results of operations.

A portion of our revenue backlog is variable based on volume of usage of our products by customers or includes specific future deliverables or is recognized as revenue on a cash receipts basis. Management has estimated variable usage based on customers’ forecasts, but there can be no assurance that these estimates will be realized. In addition, it is possible that customers from whom we expect to derive revenue from backlog will default, and, as a result, we may not be able to recognize revenue from backlog as expected. At May 3, 2009, one customer accounted for 21% of accounts receivable. If a customer defaults and fails to pay amounts owed, or if the level of defaults increases, our bad debt expense is likely to increase. Any material payment default by our customers could have a material adverse effect on our financial condition and results of operations.

We rely on a small number of customers for a significant portion of our revenue, and our revenue could decline if customers delay orders or fail to renew licenses or if we are unable to maintain or develop relationships with current or potential customers.

Our business depends on sales to a small number of customers. Although no customer accounted for 10% or more of our consolidated revenue for the fiscal year ended May 3, 2009, we expect that we will generally continue to depend upon a relatively small number of customers for a substantial portion of our revenue for the foreseeable future. If we fail to sell sufficient quantities of our products and services to one or more customers in any particular period, or if a large customer reduces purchases of our products or services, defers orders, defaults on its payment obligations to us, or fails to renew licenses, our business and operating results could be harmed. In addition, if our customers believe that we are not financially sound, they may choose to stop doing business with us, which would materially adversely affect our business and financial condition.

Most of our customers license our software under time-based licensing agreements, with terms that typically range from 15 months to 48 months. Most of our license agreements automatically expire at the end of the term unless the customer renews the license with us or purchases a perpetual license. If our customers do not renew their licenses or renew their licenses with shorter terms, we may not be able to maintain our current revenue or may not generate additional revenue. Some of our license agreements allow customers to terminate an agreement prior to its expiration under limited circumstances—for example, if our products do not meet specified performance requirements or goals. If these agreements are terminated prior to expiration or we are unable to collect under these agreements, our revenue may decline.

Some contracts with extended payment terms provide for payments which are weighted toward the latter part of the contract term. Accordingly, for bundled agreements, as the payment terms are extended, the revenue from these contracts is not recognized evenly over the contract term, but is recognized as the lesser of the cumulative amounts due and payable or ratably. For unbundled agreements, as the payment terms are extended, the revenue from these contracts is recognized as amounts become due and payable. Revenue recognized under these arrangements will be higher in the latter part of the contract term, which potentially puts our future revenue recognition at greater risk of the customer’s continued credit-worthiness. In addition, some of our customers have extended payment terms, which creates additional credit risk.

We compete against companies that hold a large share of the EDA market and competition is increasing among EDA vendors as customers tightly control their EDA spending and use fewer vendors to meet their needs. If we cannot compete successfully, we will not gain market share and our revenue could decline.

We currently compete with companies that hold dominant shares in the electronic design automation (“EDA”) market, such as Cadence Design Systems, Inc. (“Cadence”), Synopsys, Inc. (“Synopsys”) and Mentor Graphics Corporation (“Mentor”). Each of these companies has a longer operating history and significantly greater financial, technical and marketing resources than we do, as well as greater name recognition and a larger installed customer base. Our competitors are better able to offer aggressive discounts on their products, a practice they often employ. Competition and corresponding pricing pressures among EDA vendors or other factors could cause the overall market for EDA products to have low growth rates, remain relatively flat or even decrease in terms of overall dollars. Our competitors offer a more comprehensive range of products than we do. For example, we do not offer logic simulation, which can sometimes be an impediment to our winning a particular customer order. In addition, our industry has traditionally viewed acquisitions as an effective strategy for growth in products and market share, and our competitors’ greater cash resources and higher market capitalization would likely give them a relative advantage over us in acquiring companies with promising new chip design products or companies that may be too large for us to acquire without a strain on our resources and liquidity.

Competition in the EDA market has increased as customers rationalized their EDA spending by using products from fewer EDA vendors. Continued consolidation in the EDA market could intensify this trend. In addition, gaining market share in the EDA market can be difficult as it may take years for a customer to move from a competitor. Many of our competitors, such as Cadence, Synopsys and Mentor, have established relationships with our current and potential customers and can devote substantial resources aimed at preventing us from establishing or enhancing our customer relationships. Competitive pressures may prevent us from obtaining new customers and gaining market share, may require us to reduce the price of products and services or cause us to lose existing customers, which could harm our business. To execute our business strategy successfully, we must continue our efforts to increase our sales worldwide. If we fail to do so in a timely manner or at all, we may not be able to gain market share and our business and operating results could suffer.

Also, a variety of small companies continue to emerge, developing and introducing new products which may compete with our products. Any of these companies could become a significant competitor in the future. We also compete with the internal chip design automation development groups of our existing and potential customers. Therefore, these customers may not require, or may be reluctant to purchase, products offered by independent vendors.

Our competitors may develop or acquire new products or technologies that have the potential to replace our existing or new product offerings. The introduction of these new or additional products by competitors may cause potential customers to defer purchases of our products or decide against purchasing our products. If we fail to compete successfully, we will not gain market share, or our market share may decrease, and our business may fail.

If the industries into which we sell our products continue to experience a recession or other cyclical effects affecting our customers’ research and development budgets, our revenue would likely decline further.

Demand for our products is driven by new integrated circuit design projects. The demand from semiconductor and systems companies is uncertain and difficult to predict. A continued sharp downturn (such as that currently being experienced in the semiconductor and systems industries), a reduced number of design starts, a reduction in the complexity of integrated circuits, a reduction in our customers’ EDA budgets or consolidation among our customers would accelerate the decrease in revenue we have experienced during fiscal 2009 and would harm our business and financial condition.

The primary customers for our products are companies in the communications, computing, consumer electronics, networking and semiconductor industries. A continued downturn in our customers’ markets or in general economic conditions that results in the cutback of research and development budgets or the delay of software purchases would likely result in lower demand for our products and services and could harm our business. The continuing threat of terrorist attacks in the United States, the ongoing events in Afghanistan, Iraq, Iran, the Middle East, North Korea and other parts of the world, recent problems with the financial system, such as problems involving banks as well as the mortgage markets and the recent financial crisis, and other worldwide events have increased uncertainty in the United States economy. If the economy continues to decline as a result of this economic, financial and political turmoil, existing customers may decrease their purchases of our software products or delay their implementation of our software products, and prospective customers may decide not to adopt our software products, any of which could negatively impact our business and operating results.

The electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. These industry downturns have been and may continue to be characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices. Any such seasonal or cyclical industry downturns could harm our operating results.

Our lengthy and unpredictable sales cycle and the large size of some orders make it difficult for us to forecast revenue and increase the magnitude of quarterly fluctuations, which could harm our stock price.

Customers for our software products typically commit significant resources to evaluate available software. The complexity of our products requires us to spend substantial time and effort to assist potential customers in evaluating our software and in benchmarking our products against those of our competitors. As the complexity of the products we sell increases, we expect our sales cycle to lengthen. In addition, potential customers may be limited in their current spending by existing time-based licenses with their legacy vendors. In these cases, customers delay a significant new commitment to our software until the term of the existing license has expired. Also, because our products require our customers to invest significant time and incur significant costs, we must target those individuals within our customers’ organizations who are able to make these decisions on behalf of their companies. These individuals tend to be senior management in an organization, typically at the vice president level. We may face difficulty identifying and establishing contact with such individuals. Even after those individuals decide to purchase our products, the negotiation and documentation processes can be lengthy and could lead the decision-maker to reconsider the purchase. Our sales cycle typically ranges between three and nine months but can be longer. Any delay in completing sales in a particular quarter could cause our operating results to fall below expectations. Furthermore, economic downturns, technological changes, litigation risk or other competitive factors could cause some customers to shorten the terms of their licenses significantly, and such shorter terms could in turn have an impact on our total results for orders for this fiscal year. In addition, the precise mix of orders is subject to substantial fluctuation in any given quarter or multiple quarter periods, and the actual mix of licenses sold affects the revenue we recognize in the period. Even if we achieve the target level of total orders, we may not meet our revenue targets if we are unable to achieve our target license mix. In particular, we may fall short of our revenue targets if we deliver more long-term or ratable licenses than expected, or we may exceed our revenue targets if we deliver more short-term licenses than expected.

We have a history of losses, except for fiscal 2003 and fiscal 2004, and had an accumulated deficit of approximately $377.4 million as of May 3, 2009. If we continue to incur losses, the trading price of our stock would likely decline and we may be forced to discontinue our operations altogether.

We had an accumulated deficit of approximately $377.4 million as of May 3, 2009. Except for fiscal 2003 and fiscal 2004, we incurred losses in all other fiscal years since our incorporation in 1997. As a result of our limited cash resources, outstanding debt and history of operating losses, our auditors have expressed in their report on our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009, that there is doubt about our ability to continue as a going concern. If we continue to incur losses, or if we fail to achieve profitability at levels expected by securities analysts or investors, the market price of our common stock is likely to decline. If we continue to incur losses, we may not be able to maintain or increase our number of employees or our investment in capital equipment, sales, marketing, and research and development programs. Further, we may be forced to discontinue our operations entirely.

Our quarterly results are difficult to predict, and if we fail to reach certain quarterly financial expectations, our stock price is likely to decline.

Our quarterly revenue and operating results fluctuate from quarter to quarter and are difficult to predict. It is likely that our operating results in some periods will be below investor expectations. If this happens, the market price of our common stock is likely to decline. Fluctuations in our future quarterly operating results may be caused by many factors, including:

•	size and timing of customer orders, which are received unevenly and unpredictably throughout a fiscal year;

•	the mix of products licensed and types of license agreements;

•	our ability to recognize revenue in a given quarter;

•	timing of customer license payments;

•

the relative mix of time-based licenses bundled with maintenance, unbundled time-based license agreements and perpetual license agreements, each of which requires different revenue recognition practices;

•

size and timing of revenue recognized in advance of actual customer billings and customers with graduated payment schedules which may result in higher accounts receivable balances and days sales outstanding (“DSO”);

•	changes in accounting rules and practices related to revenue recognition;

•	the relative mix of our license and services revenue;

•	our ability to win new customers and retain existing customers;

•	changes in our pricing and discounting practices and licensing terms and those of our competitors;

•	changes in the level of our operating expenses, including general compensation levels as well as increases in incentive compensation payments that may be associated with future revenue growth;

•	higher-than-anticipated costs in connection with litigation;

•	the timing of product releases or upgrades by us or our competitors; and

•	the integration, by us or our competitors, of newly-developed or acquired products or businesses.

We have faced lawsuits related to patent infringement and other claims, and we may face additional intellectual property infringement claims or other litigation. Lawsuits can be costly to defend, can take the time of our management and employees away from day-to-day operations, and could result in our losing important rights and paying significant damages.

We have faced lawsuits related to patent infringement and other claims in the past. For example, Synopsys previously filed various suits, including actions for patent infringement, against us. In addition, a putative stockholder class action lawsuit and a putative derivative lawsuit were filed against us. All claims brought against us by Synopsys have been fully resolved by a settlement and a license under the asserted patents, although other similar litigation involving Synopsys or other parties may follow. In the future, other parties may assert intellectual property infringement claims against us or our customers. We may have acquired or may in the future acquire software as a result of our acquisitions, and we could be subject to claims that such software infringes the intellectual property rights of third parties. We also license technology from certain third parties and could be subject to claims if the software which we license is deemed to infringe the rights of others. In addition, we are often involved in or threatened with commercial litigation unrelated to intellectual property infringement claims such as labor litigation and contract claims, and we may acquire companies that are actively engaged in such litigation.

Our products may be found to infringe intellectual property rights of third parties, including third-party patents. In addition, many of our contracts contain provisions in which we agree to indemnify our customers against third-party intellectual property infringement claims that are brought against them based on their use of our products. Also, we may be unaware of filed patent applications that relate to our software products. We believe that the patent portfolios of our competitors generally are far larger than ours. This disparity between our patent portfolio and the patent portfolios of our competitors may increase the risk that they may sue us for patent infringement and may limit our ability to counterclaim for patent infringement or settle through patent cross-licenses.

The outcome of intellectual property litigation and other types of litigation could result in our loss of critical proprietary rights and unexpected operating costs and substantial monetary damages. Intellectual property litigation and other types of litigation are expensive and time-consuming and could divert our management’s attention from our business. If there is a successful claim against us for infringement, we may be ordered to pay substantial monetary damages (including punitive damages), be prevented from distributing all or some of our products, and be required to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, if at all. Our failure to develop non-infringing technologies or license any required proprietary rights on a timely basis could harm our business.

Publicly announced developments in litigation matters may cause our stock price to decline sharply and suddenly. Other factors may reduce the market price of our common stock, and we are subject to ongoing risks of securities class action litigation related to volatility in the market price for our common stock.

We may not be successful in defending some or all claims that may be brought against us. Regardless of the outcome, litigation can result in substantial expense and could divert the efforts of our management and technical personnel from our business. In addition, the ultimate resolution of the lawsuits could have a material adverse effect on our financial position, results of operations and cash flow, and harm our ability to execute our business plan.

Our operating results will be harmed if chip designers do not adopt or continue to use Blast Fusion, Talus, FineSim, the Quartz family of products, Titan or our other current and future products.

Blast Fusion and its successor product Talus have accounted for the largest portion of our revenue since our inception and we believe that revenue from Blast Fusion, Talus, FineSim, the Quartz family of products and Titan will account for most of our revenue for the foreseeable future. To the extent that our customer base discontinues use of Blast Fusion and does not upgrade to our Talus products, our operating results may be significantly harmed. In addition, we have dedicated significant resources to developing and marketing Talus, Titan and other products. We must gain market penetration of Talus, FineSim, the Quartz family of products, Titan and other products in order to achieve our growth strategy and financial success. Moreover, if integrated circuit designers do not continue to adopt or use Talus, FineSim, the Quartz family of products, Titan or our other current and future products, our operating results will be significantly harmed.

Our operating results may be harmed if our customers do not adopt, or are slow to adopt, 65-nanometer and smaller design geometries on a large scale.

Our customers are currently working on a range of design geometries, including without limitation 45-nanometer, 65-nanometer and 90-nanometer designs. We continue to work toward developing and enhancing our product line in anticipation of increased customer demand for 65-nanometer and other smaller design geometries. Notwithstanding our efforts to support 65-nanometer and other smaller design geometries, customers may fail to adopt, or may face technical difficulties in adopting, these geometries on a large scale and we may be unable to persuade our customers to purchase our related software products. Accordingly, any revenue we receive from enhancements to our products or acquired technologies may be less than the development or acquisition costs. If customers fail to adopt or delay the adoption of 65-nanometer and other smaller design geometries on a large scale, our operating results may be harmed. In addition, if customers are not able successfully to generate profits as they adopt smaller geometries, demand for our products may be adversely affected, and our operating results may be harmed.

Difficulties in developing and achieving market acceptance of new products and delays in planned release dates of our software products and upgrades may harm our business.

To succeed, we will need to develop or acquire innovative new products. We may not have the financial resources necessary to fund all required future innovations. Expanding into new technologies or extending our product line into areas we have not previously addressed may be more costly or difficult than we presently anticipate. Also, any revenue that we receive from enhancements or new generations of our proprietary software products may be less than the costs that we incur to develop or acquire those technologies and products. If we fail to develop and market new products in a timely manner, or if new products do not meet performance features as marketed, our reputation and our business could suffer.

Our success will depend on our ability to keep pace with the rapidly evolving technology standards of the semiconductor industry. If we are unable to keep pace with these evolving technology standards, our products could be rendered obsolete, which would cause our operating results to decline.

The semiconductor industry has made significant technological advances. In particular, recent advances in deep sub-micron technology have required EDA companies to develop or acquire new products and enhance existing products continuously. The evolving nature of our industry could render our existing products and services obsolete. Our success will depend, in part, on our ability to:

•	enhance our existing products and services;

•	develop and introduce new products and services on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards;

•	address the increasingly sophisticated needs of our customers; and

•	acquire other companies that have complementary or innovative products.

If we are unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, our business and operating results could be seriously harmed.

Our costs of customer engagement and support are high, so our gross margin may decrease if we incur higher-than-expected costs associated with providing support services in the future or if we reduce our prices.

Because of the complexity of our products, we typically incur high field application engineering support costs to engage new customers and assist them in their evaluations of our products. If we fail to manage our customer engagement and support costs, our operating results could suffer. In addition, our gross margin may decrease if we are unable to manage support costs associated with the services revenue we generate or if we reduce prices in response to competitive pressure.

If chip designers and manufacturers do not integrate our software into existing design flows, or if other software companies do not cooperate in working with us to interface our products with their design flows, demand for our products may decrease.

To implement our business strategy successfully, we must provide products that interface with the software of other EDA software companies. Our competitors may not support efforts by us or by our customers to integrate our products into their existing design flows. We must develop cooperative relationships with competitors so that they will work with us to integrate our software into customers’ design flow. Currently, our software is designed to interface with the existing software of Cadence, Synopsys and others. If we are unable to persuade customers to adopt our software products instead of those of competitors (including competitors offering a broader set of products), or if we are unable to persuade other software companies to work with us to interface our software to meet the demands of chip designers and manufacturers, our business and operating results will suffer.

Product defects could cause us to lose customers and revenue, or to incur unexpected expenses.

Our products depend on complex software, which we either developed internally or acquired or licensed from third parties. Our customers may use our products with other companies’ products, which also contain complex software. If our software does not meet our customers’ performance requirements or meet the performance features as marketed, our customer relationships may suffer. Also, a limited number of our contracts include specified ongoing performance criteria. If our products fail to meet these criteria, it may lead to termination of these agreements and loss of future revenue. Complex software often contains errors. Any failure or poor performance of our software or the third-party software with which it is integrated could result in:

•	delayed market acceptance of our software products;

•	delays in product shipments;

•	unexpected expenses and diversion of resources to identify the source of errors or to correct errors;

•	damage to our reputation;

•	delayed or lost revenue; and

•	product liability claims.

Our product functions are often critical to our customers, especially because of the resources our customers expend on the design and fabrication of integrated circuits. Many of our licensing agreements contain provisions to provide a limited warranty. In addition, some of our licensing agreements provide the customer with a right of refund for the license fees if we are unable to correct errors reported during the warranty period. If our contractual limitations are unenforceable in a particular jurisdiction or if we are exposed to claims that are not covered by insurance, a successful claim could harm our business. We currently carry insurance coverage and limits that we believe are consistent with similarly situated companies within the EDA industry; however, our insurance coverage may prove insufficient to protect against any claims that we may experience.

We may not be able to hire or retain the number of qualified personnel required for our business, particularly engineering personnel, which would harm the development and sales of our products and limit our ability to grow.

Competition in our industry for senior management, technical, sales, marketing and other key personnel is intense. If we are unable to retain our existing personnel, or attract and train additional qualified personnel, our growth may be limited due to a lack of capacity to develop and market our products.

In particular, we may continue to experience difficulty in hiring and retaining skilled engineers with appropriate qualifications to support our growth strategy. Our success depends on our ability to identify, hire, train and retain qualified engineering personnel with experience in integrated circuit design. Specifically, we may need to continue to attract and retain field application engineers to work with our direct sales force to qualify new sales opportunities technically and perform design work to demonstrate our products’ capabilities to customers during the benchmark evaluation process. Competition for qualified engineers is intense, particularly in the Silicon Valley area where our headquarters are located. If we lose the services of a significant number of our employees or if we cannot hire additional employees of the same caliber, we will be unable to increase our sales or implement or maintain our growth strategy.

Our success is highly dependent on the technical, sales, marketing and managerial contributions of key individuals whom we may be unable to recruit and retain.

We depend on our senior executives and certain key research and development and sales and marketing personnel, who are critical to our business. We do not have long-term employment agreements with our key employees, and we do not maintain any key person life insurance policies. Furthermore, our larger competitors may be able to offer more generous compensation packages to executives and key employees, and therefore we risk losing key personnel to those competitors. If we lose the services of any of our key personnel, our product development processes and sales efforts could be harmed. We may also incur increased operating expenses and be required to divert the attention of our senior executives to search for their replacements. The integration of new executives or new personnel could disrupt our ongoing operations.

If we fail to offer and maintain competitive compensation packages for our employees, or if our stock price declines materially for a protracted period of time, we might have difficulty retaining our employees and our business may be harmed.

If the compensation of our employees is not competitive or satisfactory to the employees, we may have difficulty in retaining our employees and our business may be harmed. In today’s competitive technology industry, employment decisions of highly skilled personnel are influenced by equity compensation packages. Our stock price has declined significantly for many years due to market conditions and had until recently been negatively affected by uncertainty surrounding the outcome of our litigation with Synopsys, Inc. discussed above. In addition, our stock price has declined significantly in light of our recent financial results.

As a result, many of our outstanding stock options have exercise prices per share that are currently above the trading price per share of our common stock. Even though we recently exchanged certain stock options of employees for restricted stock units as a means to try to retain employees, such exchange might not be sufficient to retain employees. Therefore, we may be forced to grant additional options or other equity to retain employees. This in turn could result in:

•	immediate and substantial dilution to investors resulting from the grant of additional options or other equity necessary to retain employees; and

•	compensation charges against us, which would negatively impact our operating results.

If our sales force compensation arrangements are not designed effectively, we may lose sales personnel and resources.

Designing an effective incentive compensation structure for our sales force is critical to our success. We have experimented, and continue to experiment, with different systems of sales force compensation. If our incentives are not well designed, we may experience reduced revenue generation, and we may also lose the services of our more productive sales personnel, either of which would reduce our revenue or potential revenue.

We have had to implement a series of restructuring efforts recently. In the event that these efforts result in ineffective interoperability between our products or ineffective collaboration among our employees, or we are unable to continue to manage the pace of our growth, our business could be harmed.

The recent global economic downturn has negatively affected the semiconductor industry and our business, and in response to these adverse conditions we have had to implement a series of restructuring efforts. In the first quarter of fiscal 2008, we decreased our workforce and incurred restructuring charges of $0.3 million. In addition, we initiated a restructuring plan in May 2008 for which we have incurred restructuring charges in fiscal 2009 of $10.7 million, primarily for employee termination and facility closure costs. It is likely that we will continue to restructure our company and incur additional associated expenses during fiscal 2010. This reduction in force might harm operating results by making it more difficult for the reduced workforce to take advantage of business opportunities and reach revenue goals. Furthermore, if our organizational structure or restructuring plan results in ineffective interoperability between our products or ineffective collaboration among our employees, then our operating results may be harmed. For example, we could experience delays in new product development that could cause us to lose customer orders, which could harm our operating results. To pace the growth of our operations with the growth in our revenue, we must continue to improve administrative, financial and operations systems, procedures and controls. Failure to improve our internal procedures and controls could hinder our efforts to manage our growth adequately, disrupt operations, lead to additional expenses associated with restructurings, lead to deficiencies in our internal controls and financial reporting and otherwise harm our business.

We may be unable to make payments to satisfy our indemnification obligations.

We enter into standard license agreements in the ordinary course of business. Pursuant to these agreements, we agree to indemnify certain of our customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to our products. These indemnification obligations have perpetual terms. Our normal business practice is to limit the maximum amount of indemnification to the amount received from the customer. On occasion, the maximum amount of indemnification we may be required to make may exceed our normal business practices. We estimate that the fair value of our indemnification obligations are insignificant, based upon our historical experience concerning product and patent infringement claims. Accordingly, we have no liabilities recorded for indemnification under these agreements as of May 3, 2009. If an indemnification event were to occur, we might not have enough funds to pay our indemnification obligations. Further, any material indemnification payment could have a material adverse effect on our financial condition and the results of our operations.

We have entered into certain indemnification agreements whereby certain of our officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. Additionally, in connection with certain of our recent business acquisitions, we agreed to assume, or cause our subsidiaries to assume, indemnification obligations to the officers and directors of the acquired companies. While we have directors and officers insurance that reduces our exposure and enables us to recover a portion of any future amounts paid pursuant to our indemnification obligations to our officers and directors, the maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. However, as a result of our directors and officers insurance coverage and our belief that our estimated potential exposure to our officers and directors for indemnification liabilities is minimal, no liabilities have been recorded for these agreements as of May 3, 2009. Therefore, if an indemnification event were to occur, we might not have enough funds to pay our indemnification obligations. Further, any material indemnification payment could have a material adverse effect on our financial condition and the results of our operations.

Our investments in marketable debt securities are subject to risks which may cause losses and affect the liquidity of these investments.

Our marketable securities portfolio is invested in auction rate securities which were structured to provide liquidity through an auction process that reset the applicable interest rate generally every 28 days. Starting with the fourth quarter of fiscal 2008, the auction rate securities held by us at face value of $18.4 million as of May 3, 2009, failed at auction and have continued to fail at auction due to sell orders exceeding buy orders. These auctions had historically provided a liquid market for these securities. All of the auction rate securities that failed are AAA rated and are secured by pools of student loans guaranteed by state regulated higher education agencies and reinsured by the U.S. Department of Education. However, the liquidity and fair value of these investments have been impacted primarily by the uncertainty of the credit markets. Given these circumstances and the lack of liquidity, we have classified all of our auction rate securities as long-term investments. In October 2008, we entered into a settlement agreement with UBS which provided us with an option to sell the auction rate securities held by us back to UBS at par value beginning June 30, 2010 until July 2, 2012 and with an offer to provide “no net cost” loans to us up to 75% of the market value of the auction rate securities. We intend to exercise our option and sell the auction rate securities back at par on or about June 30, 2010. We also entered into a “no net cost” secured line of credit with UBS for $12.6 million, which provides cash liquidity to us until June 30, 2010.

If UBS fails to meet its obligation to buy back the auction rate securities at par value, if a certain concentration of the underlying reference portfolios default, if the issuing agent fails to make the required interest payments, or if the credit ratings on the underlying reference portfolios deteriorate significantly, we may be required to further adjust the carrying value of these investments, which could materially affect our results of operations and financial condition.

Acquisitions are an important element of our strategy. We may not find suitable acquisition candidates and we may not be successful in integrating the operations of acquired companies and acquired technology.

Part of our growth strategy is to pursue acquisitions. We expect to continuously evaluate the possibility of accelerating our growth through acquisitions, as is customary in the EDA industry. The recent decline in the price of our common stock, our focus on cash management and our need to reduce our debt levels may impact our ability to pursue acquisitions for some period of time. Achieving the anticipated benefits of past and possible future acquisitions will depend in part upon whether we can integrate the operations, products and technology of acquired companies with our operations, products and technology in a timely and cost-effective manner. The process of integrating acquired companies and acquired technology is complex, expensive and time consuming, and may cause an interruption of, or loss of momentum in, the product development and sales activities and operations of both companies. In addition, the earnout arrangements we use, and expect to continue to use, to consummate some of our acquisitions, pursuant to which we agreed to pay additional amounts of contingent consideration based on the achievement of certain revenue, bookings or product development milestones, can sometimes complicate integration efforts. We cannot be sure that we will find suitable acquisition candidates or that acquisitions we complete will be successful. Assimilating previously acquired companies such as Sabio Labs, Inc. (“Sabio”), Knights Technology, Inc. (“Knights”), ACAD Corporation (“ACAD”), Mojave, Silicon Metrics Corporation, or any other companies we have acquired or may seek to acquire in the future, involves a number of other risks, including, but not limited to:

•	adverse effects on existing customer relationships, such as cancellation of orders or the loss of key customers;

•	adverse effects on existing licensor or supplier relationships, such as termination of certain license agreements;

•	difficulties in integrating or retaining key employees of the acquired company;

•	the risk that earnouts based on revenue will prove difficult to administer due to the complexities of revenue recognition accounting;

•	the risk that actions incentivized by earnout provisions will ultimately prove not to be in our best interest if our interests change over time;

•	difficulties in integrating the operations of the acquired company, such as information technology resources, manufacturing processes, and financial and operational data;

•	difficulties in integrating the technologies of the acquired company into our products;

•	diversion of our management’s attention;

•	potential incompatibility of business cultures;

•	potential dilution to existing stockholders if we incur debt or issue equity securities to finance acquisitions; and

•	additional expenses associated with the amortization of intangible assets.

Because much of our business is international, we are exposed to risks inherent in doing business internationally that could harm our business. We also intend to expand our international operations. If our revenue from this expansion does not exceed the expenses associated with this expansion, our business and operating results could suffer.

In fiscal 2009, we generated 41% of our total revenue from sales outside North America, compared to 40% in fiscal 2008 and 32% in fiscal 2007. To the extent that we expand our international operations, we may need to continue to maintain sales offices in Europe, the Middle East, and the Asia Pacific region. If our revenue from international operations does not exceed the expense of establishing and maintaining our international operations, our business could suffer. Additional risks we face in conducting business internationally include:

•	difficulties and costs of staffing and managing international operations across different geographic areas;

•	changes in currency exchange rates and controls;

•	uncertainty regarding tax and regulatory requirements in multiple jurisdictions;

•	the possible lack of financial and political stability in foreign countries, preventing overseas sales growth;

•	current events in North Korea, the Middle East, and other parts of the world;

•	the effects of terrorist attacks in the United States or against U.S. interests overseas;

•	recent problems with the financial system, such as problems involving banks as well as the mortgage markets and the recent financial crisis; and

•	any related conflicts or similar events worldwide.

Forecasting our tax rates is complex and subject to uncertainty.

Our management must make significant assumptions, judgments and estimates to determine our current provision for income taxes, deferred tax assets and liabilities, and any valuation allowance that may be recorded against our deferred tax assets. These assumptions, judgments and estimates are difficult to make due to their complexity, and the relevant tax law is often changing.

Our future effective tax rates could be adversely affected by the following:

•	an increase in expenses that are not deductible for tax purposes, including stock-based compensation and write-offs of acquired in-process research and development;

•	changes in the valuation of our deferred tax assets and liabilities;

•	future changes in ownership that may limit realization of certain assets;

•	changes in forecasts of pre-tax profits and losses by jurisdiction used to estimate tax expense by jurisdiction;

•	assessment of additional taxes as a result of federal, state, or foreign tax examinations; or

•	changes in tax laws or interpretations of such tax laws.

We are subject to risks associated with changes in foreign currency exchange rates.

While most of our international sales to date have been denominated in U.S. dollars, our international operating expenses have been denominated in foreign currencies. As a result, a decrease in the value of the U.S. dollar relative to such foreign currencies could increase the relative costs of our overseas operations, which could reduce our operating margins. This exposure is primarily related to a portion of revenue in Japan and operating expenses in Europe, Japan and Asia-Pacific, which are denominated in the respective local currencies. As of May 3, 2009, we had approximately $6.0 million of cash and money market funds in foreign currencies. During the third quarter of fiscal 2008, we started entering into foreign exchange forward contracts to mitigate the effects of our currency exposure risk for foreign currency transactions in Japanese Yen. While we assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis, our assessments may prove incorrect. Therefore, movements in exchange rates could negatively impact our business operating results and financial condition.

Future changes in accounting standards, specifically changes affecting revenue recognition, could cause unexpected adverse revenue fluctuations for us.

Future changes in accounting standards or interpretations thereof, specifically those changes affecting software revenue recognition, could require us to change our methods of revenue recognition. These changes could result in deferral of revenue recognized in current periods to subsequent periods or in accelerated recognition of deferred revenue to current periods, each of which could cause shortfalls in meeting the expectations of investors and securities analysts. Our stock price could decline as a result of any shortfall.

We have incurred and will continue to incur significant costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Stock Market, required changes in the corporate governance practices of public companies, which increased our legal and financial compliance costs. In particular, we have incurred and will continue to incur administrative expenses relating to compliance with Section 404 of the Sarbanes-Oxley Act, which requires that we implement and maintain an effective system of internal controls and annual certification of our compliance by our independent registered public accounting firm.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we are required to report on, and our independent registered public accounting firm is required to attest to, the effectiveness of our internal control over financial reporting. Our assessment of the effectiveness of our internal control over financial reporting must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, there could be an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact our stock price.

In addition, we must continue to monitor and assess our internal control over financial reporting because a failure to comply with Section 404 could cause us to delay filing our public reports, potentially resulting in de-listing by the Nasdaq Stock Market and penalties or other adverse consequences under our existing contractual arrangements. In particular, pursuant to the indenture for the existing notes, if we fail to file our annual or quarterly reports in accordance with the terms of that indenture, or if we do not comply with certain provisions of the Trust Indenture Act specified in the indenture, after the passage of certain periods of time at the election of a certain minimum number of holders of the notes, we may be in default under the indenture unless we pay a fee equal to 1% per annum of the aggregate principal amounts of the existing notes, or the extension fee, to extend the default date. Even if we pay the applicable extension fee, we will eventually be in default for these filing failures if sufficient time passes and we have not made the applicable filing.

The effectiveness of disclosure controls is inherently limited.

We do not expect that our disclosure controls and procedures, or our internal control over financial reporting, will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system objectives will be met. The design of a control system must also reflect applicable resource constraints, and the benefits of controls must be considered relative to their costs. As a result of these inherent limitations, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. Failure of the control systems to prevent error or fraud could materially adversely impact our financial results and our business.

We may not obtain sufficient patent protection, which could harm our competitive position and increase our expenses.

Our success and ability to compete depends to a significant degree upon the protection for our software and other proprietary technology. We currently have a number of issued patents in the United States, but this number is relatively small in comparison to our competitors. Patents afford only limited protection for our technology. In addition, rights that may be granted under any patent application that may issue in the future may not provide competitive advantages to us. Further, patent protection in foreign jurisdictions where we may need this protection may be limited or unavailable. It is possible that:

•	our pending U.S. and non-U.S. patents may not be issued;

•	competitors may design around our present or future issued patents or may develop competing non-infringing technologies;

•	present and future issued patents may not be sufficiently broad to protect our proprietary rights; and

•	present and future issued patents could be successfully challenged for validity and enforceability.

We believe the patent portfolios of our competitors are far larger than ours, and this may increase the risk that they may sue us for patent infringement and may limit our ability to counterclaim for patent infringement or settle through patent cross-licenses.

In addition to patents, we rely on trademark, copyright and trade secret laws and contractual restrictions to protect our proprietary rights. If these rights are not sufficiently protected, it could harm our ability to compete and generate income.

In addition to patents, we rely on a combination of trademark, copyright and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Our ability to compete and grow our business could suffer if these rights are not adequately protected. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to agreements, which impose certain restrictions on the licensee’s ability to utilize the software. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. Our proprietary rights may not be adequately protected because:

•	laws and contractual restrictions in U.S. and foreign jurisdictions may not prevent misappropriation of our technologies or deter others from developing similar technologies;

•	competitors may independently develop similar technologies and software;

•	for some of our trademarks, federal U.S. trademark protection may be unavailable to us;

•	our trademarks might not be protected or protectable in some foreign jurisdictions;

•	the validity and scope of our U.S. and foreign trademarks could be successfully challenged; and

•	policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

The laws of some countries in which we market our products may offer little or no protection for our proprietary technologies. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for them, which would harm our competitive position and market share.

The price of our common stock may fluctuate significantly, which may make it difficult for our stockholders to resell our stock at attractive prices.

Our common stock trades on the Nasdaq Global Market under the symbol “LAVA”. There have been previous quarters in which we have experienced shortfalls in revenue and earnings from levels expected by securities analysts and investors, which have had an immediate and significant adverse effect on the trading price of our common stock. Furthermore, the price of our common stock has fluctuated significantly in recent periods. From January 1, 2008 until August 21, 2009, the closing price of our common stock has ranged from $0.71 to $12.30 per share.

The market price of our stock is subject to significant fluctuations in response to a number of factors, including the risk factors set forth in this prospectus, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our common stock.

In addition, the stock market in recent years, and particularly in the last year, has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations have in the past and may in the future adversely affect the price of our common stock, regardless of our operating performance. Recent problems with the financial system, such as problems involving banks as well as the mortgage markets, might increase such market fluctuations.

Our certificate of incorporation and bylaws, Delaware corporate law and the exchange notes indenture contain anti-takeover provisions which could delay or prevent a change in control even if the change in control would be beneficial to our stockholders. We could also adopt a stockholder rights plan, which could also delay or prevent a change in control.

Delaware law, as well as our certificate of incorporation and bylaws, contain anti-takeover provisions that could delay or prevent a change in control of our company, even if the change in control would be beneficial to the stockholders. These provisions could lower the price that future investors might be willing to pay for shares of our common stock. These anti-takeover provisions:

•

authorize our Board of Directors to create and issue, without prior stockholder approval, preferred stock that can be issued, increasing the number of outstanding shares and deter or prevent a takeover attempt;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	establish a classified Board of Directors requiring that not all members of the board be elected at one time;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	limit the ability of stockholders to call special meetings of stockholders; and

•	require advance notice requirements for nominations for election to the Board of Directors and proposals that can be acted upon by stockholders at stockholder meetings.

In addition, the exchange notes indenture provides that a change in control will be deemed to have occurred under the exchange notes if at any time after the issuance of such notes, the “continuing directors” do not constitute a majority of our board of directors. In such event, the holders of the exchange notes will have the right to require us to purchase all or any part of their exchange notes as of a date that is 30 business days after the occurrence of the change in control. This provision could limit the ability of our stockholders to elect directors whose nomination for election by our stockholders is not duly approved by the vote of a majority of our current directors. The exchange notes indenture also provides that a change in control will be deemed to have occurred under certain circumstances relating to a merger or sale of assets of our company, including a merger in exchange for cash consideration. In such event, the holders of the exchange notes will have the right to require us to purchase all or any part of their exchange notes, which could discourage, delay or prevent a change in control of our company.

Section 203 of the Delaware General Corporation Law and the terms of our stock option plans also may discourage, delay or prevent a change in control of our company. Section 203 generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date the stockholder became an interested stockholder. Our stock option plans include change-in-control provisions that allow us to grant options or stock purchase rights that will become vested immediately upon a change in control.

Our board of directors also has the power to adopt a stockholder rights plan, which could delay or prevent a change in control of us even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills,” are sometimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our board were to adopt such a plan it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

There may be additional dilution to our current stockholders upon achievement of various milestones pursuant to our mergers and acquisitions.

There may be additional dilution to our current stockholders upon achievement of various milestones pursuant to our mergers and acquisitions, and such dilution would also dilute the voting power and ownership interest of our existing stockholders and could cause the market price of our common stock to decline and could increase the fluctuations in our stock price.

Failure to obtain export licenses could harm our business by preventing us from licensing or transferring our technology outside of the United States.

We are required to comply with U.S. Department of Commerce regulations when shipping our software products and/or transferring our technology outside of the United States or to certain foreign nationals. We believe we have complied with applicable export regulations; however, these regulations are subject to change, and future difficulties in obtaining export licenses for current, future developed and acquired products and technology, or any failure (if any) by us to comply with such requirements in the past, could harm our business, financial conditions and operating results.

Our business operations may be adversely affected in the event of an earthquake or other natural disaster.

Our corporate headquarters and much of our research and development operations are located in San Jose, California, in California’s Silicon Valley region, which is an area known for its seismic activity. An earthquake, fire or other significant natural disaster could have a material adverse impact on our business, financial condition and/or operating results.

Risks Related to the Exchange Offer

The exchange notes will be effectively subordinated to any of our existing and future unsubordinated, secured indebtedness and are structurally subordinated to debt of our subsidiaries.

The exchange notes will be our general, unsubordinated, unsecured obligations. The exchange notes will be effectively subordinated to any existing and future secured indebtedness we may have. These liabilities may include, among other things, general indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Neither the exchange notes nor the existing notes restrict us from incurring secured debt in the future or having our subsidiaries guarantee our indebtedness, nor do they limit the amount of indebtedness we can issue that is equal in right of payment to the exchange notes. As of May 3, 2009, we had $29.6 million of secured indebtedness outstanding.

Our subsidiaries are separate and distinct legal entities and they have no obligation to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. During the year ended May 3, 2009, our subsidiaries generated 41% of our consolidated revenue. Accordingly, funds received from our subsidiaries are significant sources of cash for us.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the exchange notes. As a result, the exchange notes, like the existing notes, will be effectively subordinated to all liabilities, including trade payables, of our subsidiaries. Our rights and the rights of our creditors, including holders of the exchange notes and the existing notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subordinate to the prior claims of those subsidiaries’ creditors. At May 3, 2009, our subsidiaries had approximately $13.9 million of outstanding liabilities, excluding intercompany obligations, deferred revenue and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

In addition, the holders of our existing notes not tendered and accepted in the exchange offer have the right to require us to repurchase their existing notes on May 15, 2010, which is four years prior to the date on which the holders of our exchange notes have the right to require us to repurchase their exchange notes.

There is no market for the exchange notes, an active trading market for the exchange notes may not develop, and you may not be able to sell the exchange notes at a price acceptable to you.

There is no public market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any national exchange or quotation system. We cannot assure you of the liquidity of any markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you may be able to sell the exchange notes. In addition, we do not know whether an active trading market will ever develop for the exchange notes. If a market for the exchange notes were to develop, the exchange notes could trade at prices that may be higher or lower than the principal amount. Additionally, there is a risk that the liquidity of, and the trading market for, the exchange notes will be limited if few exchange notes are issued in connection with the exchange offer. If only a limited number of exchange notes are outstanding after the completion of the exchange offer, it may be more difficult for a market to develop in the exchange notes and any market that does develop may be less liquid than would be the case if more exchange notes were outstanding. The liquidity of the trading market for the exchange notes, if any, and the market price quoted for the exchange notes may be adversely affected by changes in interest rates for comparable securities, by changes in our financial performance or prospects and by declines in the price of our common stock, as well as by declines in the prices of securities, or the financial performance or prospects of similar companies.

If you do not exchange your existing notes, they may be difficult to resell.

To the extent any existing notes are tendered and accepted in the exchange offer, the trading market, if any, for the existing notes that remain outstanding after the exchange offer would be adversely affected because the market will be less liquid.

If you hold exchange notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold exchange notes, you will not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when your notes are converted. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may be unable to repay or repurchase the existing notes or the exchange notes or our other indebtedness.

At their respective maturity dates, the entire outstanding principal amount of the existing notes and exchange notes will become due and payable. We are required to repay the principal amount of the existing notes prior to the exchange notes. The maturity date of the existing notes is May 15, 2010. In addition, if a change in control, as defined under “Description of Exchange Notes—Purchase of Exchange Notes at Your Option upon a Change in Control,” occurs, you may require us to repurchase all or a portion of your exchange notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due at maturity of the existing notes or the exchange notes or the repurchase price in the event of a change in control. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our redemption or repurchase of the exchange notes. If we are prohibited from repaying or repurchasing the exchange notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the exchange notes. Such a failure would constitute an event of default under the exchange notes indenture which could, in turn, constitute a default under the terms of our other indebtedness.

The price of our common stock, and therefore the price of the exchange notes, may fluctuate significantly, which may make it difficult for holders to resell the exchange notes or the common stock issuable upon conversion of the exchange notes when desired or at attractive prices.

The market price of the exchange notes is expected to be affected significantly by the market price of our common stock. From January 1, 2008 until August 21, 2009, the closing price of our common stock ranged from $0.71 to $12.30 per share. The value of our common stock may decline regardless of our operating performance or prospects. The market price of our common stock is subject to significant fluctuations in response to the factors in this section and other factors, including:

•	the success or failure of our product development efforts;

•	technological innovations developed by us or our competitors;

•	variations in our operating results and the extent to which we achieve our key business targets;

•	differences between our reported results and those expected by investors and securities analysts;

•	market reaction to any acquisitions or joint ventures announced by us or our competitors; and

•	market reaction to our capitalization, cash reserves and utilization of cash.

In addition, in recent years, the stock market in general, and the market for technology companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our common stock. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company’s securities. Future litigation, including securities class action suits against us, could result in potential liabilities, substantial costs and the diversion of management’s attention and resources, regardless of whether we win or lose.

These broad market fluctuations may adversely affect the price of our securities, regardless of our operating performance. Because the exchange notes are convertible into shares of our common stock, volatility of or depressed prices for our common stock could have a similar effect on the trading price of the exchange notes. A decline in our common stock price may cause the value of the exchange notes to decline. Holders who receive common stock upon conversion of the exchange notes also will be subject to the risk of volatility and depressed prices of our common stock.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

We may issue additional equity securities and thereby materially and adversely affect the price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. The exchange notes indenture does not restrict our ability to issue additional shares of common stock or other securities convertible into or exchangeable for our common stock. We have used and may continue to use our common stock or securities convertible into or exchangeable for our common stock to acquire technology, product rights or businesses, or for other purposes. If we issue additional equity securities, the price of our common stock and, in turn, the price of the exchange notes may be materially and adversely affected.

Conversion of the notes will dilute the ownership interests of existing stockholders.

The conversion of some or all of the existing notes or exchange notes will dilute the ownership interest of our existing stockholders. Assuming (i) all of the existing notes are validly tendered and not withdrawn and (ii) a conversion price of $1.80 per share, the exchange notes issued pursuant to the exchange offer will initially be convertible into approximately 27.7 million shares of our common stock, or approximately 57.5% of our outstanding common stock as of August 19, 2009, subject to certain adjustments. Subject to applicable law, we may amend the terms of the exchange offer for any reason on or prior to the expiration date. If we amend the conversion price to an amount lower than $1.80 per share, the exchange notes will initially be convertible into an increased number of shares of our common stock.

Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the existing notes and the exchange notes may encourage short selling by market participants because the conversion of the existing notes or the exchange notes could depress the price of our common stock.

The exchange notes do not restrict our ability to incur additional debt or take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the exchange notes from incurring additional indebtedness, including senior indebtedness or secured debt. In addition, the limited covenants applicable to the exchange notes do not restrict our ability to pay dividends, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the exchange notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, the indenture for the exchange notes does not afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of Exchange Notes—Conversion of Exchange Notes,” “Description of Exchange Notes—Make-Whole Premium,” and “Description of Exchange Notes—Purchase of Exchange Notes at Your Option upon a Change in Control.”

Some significant restructuring transactions may not constitute a change in control, in which case we would not be obligated to offer to repurchase the exchange notes.

Upon the occurrence of a change in control, you will have the right to require us to repurchase the exchange notes. However, the change in control provisions will not afford protection to holders of exchange notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a change in control requiring us to repurchase the exchange notes. In the event of any such transaction, holders of the exchange notes will not have the right to require us to repurchase the exchange notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of exchange notes.

The conversion rate adjustment that may be made in connection with a transaction constituting a change in control may not adequately compensate you for the lost option time value of your exchange notes as a result of such change in control.

In connection with a change in control, we may be required to increase the conversion rate for the exchange notes surrendered for conversion. The conversion rate adjustment is described under “Description of Exchange Notes—Make-Whole Premium.” The conversion rate adjustment is designed to compensate you for the lost option time value of your notes as a result of certain changes in control; such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a change in control occurs, in some cases there may not be a conversion rate adjustment. See “Description of Exchange Notes—Conversion of Exchange Notes.”

The conversion rate of the exchange notes may not be adjusted for all dilutive events.

The conversion rate of the exchange notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Exchange Notes—Conversion of Exchange Notes.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the exchange notes or the common stock. An event that adversely affects the value of the exchange notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for exchange notes converted in connection with certain types of change in control transactions may not adequately compensate you for any lost value of your exchange notes as a result of such transaction.

If certain types of change in control transactions occur, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for exchange notes converted in connection with such change in control. The increase in the conversion rate will be determined based on the date on which the change in control becomes effective and the price paid per share of our common stock in such transaction, as described under “Description of Exchange Notes—Make-Whole Premium.” The adjustment to the conversion rate for exchange notes converted in connection with a change in control may not adequately compensate you for any lost value of your exchange notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $15.00 per share or less than $1.56 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event shall the conversion price of the exchange notes be reduced to less than $1.56 (or, if greater, the consolidated closing bid price of the Company’s common stock as quoted on the Nasdaq Global Market on the expiration date of the exchange offer) (as adjusted for stock splits, combinations or similar events in each case). As a result, if the consolidated closing bid price of the Company’s common stock on the expiration date of the exchange offer is greater than $1.56 certain adjustments to the conversion rate shown in the table on page 57 upon the occurrence of a change in control will not be made. See “Description of Exchange Notes—Make Whole Premium.”

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The exchange notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated exchange notes are issued in exchange for book-entry interests in the exchange notes, owners of the book-entry interests will not be considered owners or holders of exchange notes. Instead, the common depository, or its nominee, will be the sole holder of the exchange notes. Payments of principal, interest (including any contingent interest) and other amounts owing on or in respect of the exchange notes in global form will be made to the paying agent, which will make payments to the Depository Trust Company, or DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the exchange notes in global form and credited by such participants to indirect participants. Unlike holders of the exchange notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the exchange notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant.

Rating agencies may provide unsolicited ratings on the exchange notes that could cause the market value or liquidity of the exchange notes to decline.

We have not requested a rating of the exchange notes from any rating agency and believe it is unlikely that the exchange notes will be rated. However, if one or more rating agencies rates the exchange notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the exchange notes and our common stock could be harmed.

You should consider the U.S. federal income tax considerations of exchanging the existing notes for exchange notes.

The exchange of existing notes for exchange notes may or may not qualify as a tax-free reorganization for U.S. federal income tax purposes. If the exchange does not qualify as a tax-free reorganization, it will be a taxable exchange, which would result in the recognition by exchanging U.S. holders of gain or loss with respect to the existing notes. See “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Treatment of Exchange Offer.”

If either the existing notes or the exchange notes are publicly traded within the meaning of applicable Treasury Regulations, and the issue price of the exchange notes is less than the stated principal amount of the exchange notes by more than a statutory de minimis amount, the exchange notes will have original issue discount (“OID”) for U.S. federal income tax purposes. In that case, each U.S. holder generally must include in income for each taxable year the daily portion of the OID that accrues on the exchange note for each day during the taxable year on which such U.S. holder holds the exchange note. Thus, if the exchange notes are issued with OID, a U.S. holder of an exchange note will be required to include amounts in income in advance of the receipt of cash to which the OID is attributable, regardless of the U.S. holder’s method of tax accounting. See “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Issue Price of the Exchange Notes” and “—Stated Interest and Original Issue Discount on the Exchange Notes.”

Although to date we have never paid cash dividends on our common stock, if in the future we pay a cash dividend on our common stock and there is a resulting adjustment to the conversion price, a note holder could be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any such deemed dividends would be taxable as described in “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Constructive Distributions.” For a non-U.S. holder (as defined below in “Material U.S. Federal Income Tax Considerations”), such a deemed distribution generally will be subject to U.S. federal withholding tax requirements at a statutory rate of 30% or such lower rate as may be specified under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. Such withholding tax may be set off against payments on the exchange notes.

If either the existing notes or the exchange notes are publicly traded within the meaning of applicable Treasury Regulations, we may recognize cancellation of debt income as a result of the exchange offer.

If either the existing notes or the exchange notes are publicly traded within the meaning of applicable Treasury Regulations, we may recognize cancellation of debt income as a result of the exchange offer. We expect that, if such cancellation of debt income were recognized, substantially all of it would be offset by our available net operating losses for U.S. federal income tax purposes. Net operating losses would not be available, however, in certain states to which any recognized cancellation of debt income would be apportioned. Although we believe that if we recognize cancellation of debt income as a result of the exchange offer, any resulting state income tax should not be material, there can be no assurances that changes in or differing interpretations of applicable state laws would not result in a material state income tax liability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward looking statements. Several of these factors include, without limitation:

•	our substantial amount of indebtedness and repayment obligations with respect to our existing notes;

•	an inability to generate sufficient operating cash flow or obtain external financing;

•	debt arrangements that may subject us to restrictive covenants that could limit our ability to operate our business;

•	financial market conditions that may impede access to or increase the cost of financing operations and investments;

•	risk of customer payment defaults;

•	any delay of customer orders or failure of customers to renew licenses;

•	our ability to maintain or develop relationships with current or potential customers;

•	weaker-than-anticipated sales of our products and services;

•	competition in the EDA market; weakness in the semiconductor or electronic systems industries;

•	our lengthy and unpredictable sales cycle;

•	difficulty in predicting quarterly results;

•	potentially higher-than-anticipated costs of litigation;

•	a potential failure of customers to adopt, or to adopt at a sufficiently fast rate, 65-nanometer and smaller design geometries on a large scale;

•	market acceptance of existing and new products;

•	our ability to continue to deliver competitive products to customers;

•	our ability to attract and retain the key management and technical personnel needed to operate our business successfully;

•	our ability to make payments to satisfy our indemnification obligations;

•	our ability to integrate acquired businesses and technologies;

•	our ability to manage expanding operations and restructurings of operations;

•	changes in accounting rules; and

•	potentially higher-than-anticipated costs of compliance with regulatory requirements, including those relating to internal control over financial reporting.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the existing notes for the exchange notes pursuant to the exchange offer.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “LAVA”. As of July 20, 2009, there were approximately 262 stockholders of record of our common stock (not including beneficial holders of stock held in street name). The table below sets forth the range of high and low sale prices for the periods indicated. On August 21, 2009, the last reported sale price of our common stock on the Nasdaq Global Market was $1.56.

	High	Low
Fiscal year ended April 6, 2008
First Quarter	$15.70	$11.64
Second Quarter	15.44	12.02
Third Quarter	15.40	11.35
Fourth Quarter	13.42	8.48
Fiscal year ended May 3, 2009
First Quarter	$7.67	$5.92
Second Quarter	7.00	1.53
Third Quarter	3.20	0.85
Fourth Quarter	1.98	0.68
Fiscal year ending May 2, 2010
First Quarter	$2.23	$1.08
Second Quarter (through August 21, 2009)	1.70	1.38

DIVIDEND POLICY

We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on our common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements and general business conditions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges for the periods indicated. The term “earnings” consist of pre-tax income (loss) from continuing operations, plus fixed charges. Fixed charges consist of interest expense, amortized discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rental expense. The calculation of earnings to fixed charges is set forth in an exhibit to the registration statement of which this prospectus forms a part.

	Year Ended
(in thousands)	May 3, 2009	April 6, 2008	April 1, 2007	April 2, 2006	March 31, 2005
Ratio of earnings to fixed charges	—	—	—	—	—
Deficiency of earnings to fixed charges(1)	$(126,986)	$(25,769)	$(60,504)	$(18,388)	$(5,445)

(1)	Earnings were insufficient to cover fixed charges by the amounts set forth above. We needed additional earnings, as indicated by the deficiency of earnings available to cover fixed charges for each of the periods presented above, to achieve a ratio of earnings to fixed charges of 1.0x.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with, and are qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, incorporated by reference into this prospectus, and our annual report on Form 10-K for the fiscal year ended May 3, 2009.

The selected historical consolidated financial data in this section are not intended to replace the financial statements. The data presented for the fiscal years ended March 31, 2005 and April 2, 2006 and as of March 31, 2005 and April 2, 2006 are derived from our audited consolidated financial statements not included in this prospectus or incorporated by reference herein. The data presented for the fiscal years ended April 1, 2007, April 6, 2008 and May 3, 2009 and as of April 1, 2007, April 6, 2008 and May 3, 2009 are derived from our audited consolidated financial statements incorporated by reference herein. Historical results are not necessarily indicative of future results.

	For the Year Ended
	May 3, 2009	April 6, 2008	April 1, 2007	April 2, 2006	March 31, 2005
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$146,957	$214,419	$178,153	$164,044	$145,941
Cost of revenue	48,329	49,354	54,579	41,715	22,216

Gross profit	98,628	165,065	123,574	122,329	123,725
Operating expenses:
Research and development	68,751	76,920	63,625	50,085	43,052
Sales and marketing	56,024	70,711	60,041	46,539	44,779
General and administrative	24,307	31,576	42,870	39,935	18,475
Impairment of goodwill	60,089	—	—	—	—
Amortization of intangible assets	2,994	8,043	11,011	11,849	18,011
In-process research and development	—	2,256	1,300	450	4,364
Restructuring charge	10,661	291	—	—	698
Litigation settlement	—	—	12,500	—	—

Total operating expenses	222,826	189,797	191,347	148,858	129,379

Operating loss	(124,198)	(24,732)	(67,773)	(26,529)	(5,654)

Other income (expense):
Interest income	637	2,021	2,729	2,875	2,287
Interest expense	(2,865)	(2,467)	(723)	(849)	(996)
Other income (expense), net	(2,788)	(1,037)	7,269	8,141	209
Net loss before income taxes	(126,986)	(25,769)	(60,504)	(18,388)	(5,445)
Provision for income taxes	764	6,640	1,002	2,549	3,136
Net loss	$(127,750)	$(32,409)	$(61,185)	$(20,937)	$(8,581)

Per share information:
Net loss—basic	$(2.86)	$(0.80)	$(1.68)	$(0.61)	$(0.25)
Net loss—diluted	$(2.86)	$(0.80)	$(1.67)	$(0.61)	$(0.25)
Weighted average shares—basic	44,698	40,518	36,605	34,348	33,861
Weighted average shares—diluted	44,698	40,518	36,605	34,348	33,861

	As of
	May 3, 2009	April 6, 2008	April 1, 2007	April 2, 2006	March 31, 2005
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Current assets	$74,181	$93,524	$106,247	$135,161	$179,407
Non-current assets	52,894	150,772	133,399	148,903	139,817
Current liabilities	79,655	74,307	89,113	58,934	46,076
Non-current liabilities	62,110	59,782	67,766	111,227	151,749
Stockholders’ equity (deficit)	(14,690)	103,306	82,767	113,903	121,399

Other Data:
Book value per share	$(0.31)

CAPITALIZATION

The following table sets forth our capitalization as of May 3, 2009:

•	on an actual basis; and

•

on an as-adjusted basis to give effect to the issuance of exchange notes in the exchange offer, assuming all of the outstanding existing notes were validly tendered and accepted for exchange on May 3, 2009, and to reflect a net gain of approximately $14.0 million on the assumed early extinguishment of all outstanding existing notes on May 3, 2009. We anticipate this transaction will be accounted for as an extinguishment of debt resulting in recognition of a gain in our statement of operations in the period in which the exchange offer is consummated.

This transaction is structured in such a manner that significantly different results may occur due to less than 100% of the existing notes being tendered, changes in stock price, and the application of new accounting standards to be adopted by the Company in fiscal 2010, the year in which the transaction will be accounted for.

For purposes of this pro forma presentation, we applied guidance as set forth in Emerging Issues Task Force (“EITF”) Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, EITF Issue No. 06-06, Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments, Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), and EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The exchange offer is an extinguishment of existing debt, rather than a modification.

In May 2008, the Financial Accounting Standards Board issued Staff Position No. 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”). FSP 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. FSP 14-1 requires the issuer of convertible debt instruments with cash settlement features to separately account for the liability and equity components of the instrument. The carrying amount of the liability component is calculated by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The carrying amount of the equity component representing the embedded conversion option is determined by deducting the fair value of the liability component from the initial proceeds as a whole. The excess of the principal amount of the liability component over its carrying amount will be amortized to interest expense over the expected life of a similar liability that does not have an associated equity component using the effective interest method. The equity component will not be remeasured as long as it continues to meet the conditions for equity classification in EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s own stock (“EITF 00-19”). The transition guidance requires retrospective application to all periods presented, and does not grandfather existing instruments, such as the existing notes which contain such features.

The guidance is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. As such, when we adopt FSP 14-1 in the first quarter of fiscal year 2010, we will record the cumulative effect of this change in accounting principal as it relates to the existing notes, thereby affecting the carrying amount of the existing notes, the related equity component and the resulting gain or loss upon the issuance of the exchange notes. The Company anticipates the adoption of this statement and the final terms of the exchange may have a significant impact on the accounting treatment of the exchange.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, our audited consolidated financial statements and notes thereto incorporated in this prospectus by reference.

	As of May 3, 2009
	Actual	As Adjusted

Short-term debt:
Wells Fargo credit facility	$12,181	$12,181
UBS secured credit facility	12,451	12,451
Current portion of other long-term liabilities	2,679	2,679

Total short-term debt	$27,311	$27,311

Long-term debt:
2.0% Convertible Senior Notes due 2010(1)	$49,221	$—
6.0% Convertible Senior Notes due 2014(2)	—	34,815
Other long-term liabilities	3,160	3,160

Total long-term debt	$52,381	$37,975

Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized, 47,222,848 shares issued and outstanding(3)	5	5
Additional paid-in capital	400,713	400,713
Accumulated deficit	(377,440)	(363,486)
Treasury stock at cost	(32,615)	(32,615)
Accumulated other comprehensive loss	(5,353)	(5,353)

Total stockholders’ equity (deficit)	(14,690)	(736)

Total capitalization	$37,691	$37,239

(1)	The 2.0% Convertible Senior Notes due 2010 became a current liability on May 15, 2009.
(2)	In accordance with EITF 96-19, the 6.0% Convertible Senior Notes due 2014 are recorded at fair value of $34.8 million, net of debt discount of $15.1 million, as of May 3, 2009. The debt discount will be amortized to interest expense over the term of the notes. Fair value of the 6.0% Convertible Senior Notes due 2014 was established using marketplace fair value data for comparable convertible notes. In accordance with EITF 96-19, the estimated $1.8 million of fees and expenses related to the issuance of the 6.0% Convertible Senior Notes due 2014 will be capitalized upon issuance as other assets in the consolidated balance sheet and amortized over the term of the notes using the effective interest method.
(3)	Outstanding common stock does not include (i) 17,388,677 shares of common stock reserved for issuance under our equity plans, under which options and restricted stock units to purchase 11,299,882 shares were outstanding as of May 3, 2009, at a weighted average exercise price of $5.45 per share and (ii) shares of common stock issuable upon conversion of the exchange notes offered hereby and shares of common stock issuable upon conversion, if any, of the 2.0% Convertible Senior Notes due 2010.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Existing Notes

Existing Notes. We are offering to exchange $1,000 of exchange notes for each $1,000 principal amount of existing notes for up to an aggregate principal amount of $49,939,000 of existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. The exchange notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

You may tender all, some or none of your existing notes, subject to the terms and conditions of the exchange offer. Holders of existing notes must tender their existing notes in a minimum $1,000 principal amount and multiples thereof.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of existing notes in any jurisdiction in which the exchange offer or the acceptance of such offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Neither we, the dealer manager nor the trustee make any recommendation to you as to whether or not to exchange all or any portion of your existing notes. In addition, neither we, the dealer manager nor the trustee have authorized anyone to make any recommendation to you regarding the exchange offer. You must make your own decision whether to tender your existing notes in connection with the exchange offer and, if so, the amount of existing notes to tender.

Expiration Date

The expiration date for the exchange offer is midnight, New York City time, on September 4, 2009, unless we extend the offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on September 4, 2009 or any later date to which the applicable exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

We expressly reserve the right, in our discretion, for any reason to:

•

delay the acceptance of existing notes tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of existing notes; provided that, in any event we will promptly issue exchange notes or return tendered existing notes after expiration or withdrawal of the exchange offer;

•

extend the time period during which the exchange offer is open, by issuing a press release by 9:00 a.m., New York City time, on the day after the expiration date; during any extension, all existing notes previously tendered and not withdrawn will remain subject to the exchange offer;

•

waive any condition or amend any of the terms or conditions of the exchange offer, other than the condition that the registration statement or, if applicable, a post-effective amendment, becomes effective under the Securities Act; and

•	terminate the exchange offer, as described under “—Conditions for Completion of the Exchange Offer” below.

If an amendment to the exchange offer is material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to ten business days.

We will promptly give written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination of the offer to the holders of the existing notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement.

Procedures for Tendering Existing Notes

Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. The exchange agent for the exchange offer is U.S. Bank National Association.

Tender of Existing Notes Held Through a Custodian. If you are a beneficial holder of existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the existing notes on your behalf. Your custodian will provide you with its instruction letter, which you must use to give these instructions.

Tender of Existing Notes Held Through DTC. Any beneficial owner of existing notes held of record by The Depository Trust Company, or DTC, or its nominee, through authority granted by DTC, may direct the DTC participant through which the beneficial owner’s existing notes are held in DTC, to tender on such beneficial owner’s behalf. To effectively tender existing notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No letters of transmittal will be required to tender existing notes through ATOP.

In addition, the exchange agent must receive:

•

a completed and signed letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system indicating the principal amount of existing notes to be tendered and any other documents, if any, required by the letter of transmittal; and

•

prior to the expiration date, a confirmation of book-entry transfer of such existing notes, into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

Your existing notes must be tendered by book-entry transfer. The exchange agent will establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC must make book-entry delivery of existing notes by having DTC transfer such existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your existing notes will be tendered through the DTC facility, the letter of transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent” prior to midnight, New York City time, on the expiration date of the exchange offer. You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your existing notes. An agent’s message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering existing notes that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you are an institution that is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

Do not send letters of transmittal or other exchange offer documents to us, the dealer manager or the information agent.

It is your responsibility to ensure that all necessary materials are received by U.S. Bank National Association, the exchange agent, before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your existing notes will not be validly tendered.

Any existing notes not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer.

We will have accepted the validity of tendered existing notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders’ agent for purposes of receiving the exchange notes from us. If we do not accept any tendered existing notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those existing notes to you without expense, promptly after the expiration date via book-entry transfer through DTC.

Binding Interpretations

We will determine, in our sole discretion, all questions as to the validity, form, eligibility and acceptance of existing notes tendered for exchange (including, in the case of existing notes, the consent). Our determination will be final and binding, provided, however, that holders may challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing notes which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of existing notes. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of Existing Notes for Exchange; Delivery of Exchange Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all existing notes properly tendered and will issue the exchange notes promptly after acceptance of the existing notes. The discussion under the heading “—Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

The exchange notes will be issued only in denominations of $1,000 and integral multiples of $1,000. Any fractional exchange notes will be settled in cash. The exchange notes will bear interest from the date of issuance of the exchange notes. Existing notes accepted for exchange will accrue interest up to but excluding the closing date of the exchange offer. We will pay such accrued and unpaid interest in cash at closing to holders of existing notes whose existing notes are tendered in the exchange offer and accepted by us.

In all cases, issuance of exchange notes for existing notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	your existing notes or a timely book-entry confirmation of such existing notes into the exchange agent’s account at the DTC book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or letter of transmittal and consent or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	all other required documents, if any.

Return of Existing Notes Accepted for Exchange

If we do not accept any tendered existing notes for any reason set forth in the terms and conditions of the exchange offer, or if existing notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged existing notes will be returned to you. Existing notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the existing notes that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your existing notes and (1) the certificates for the existing notes are not immediately available or (2) you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

•	your tender is made through an eligible institution; and

•

prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC’s ATOP system and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

(1)	sets forth the name and address of the holder of the existing notes tendered;

(2)	states that the tender is being made thereby;

(3)	guarantees that within three trading days after the expiration date, the certificates or a book-entry confirmation and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

(4)	the certificates or book-entry confirmation and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three trading days after the expiration date.

Withdrawal Rights

You may withdraw your tender of existing notes at any time prior to midnight, New York City time, on the expiration date. In addition, if we have not accepted your tendered existing notes for exchange, you may withdraw your existing notes after midnight on September 21, 2009.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth below under the heading “—Exchange Agent” prior to midnight, New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who tendered the existing notes to be withdrawn;

•	contain a statement that you are withdrawing your election to have your existing notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal or letter of transmittal and consent by which the existing notes were tendered, including any required signature guarantees; and

•

include the certificate numbers of the existing notes to be withdrawn (if you delivered existing notes to the exchange agent) or specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility (if you have tendered your existing notes in accordance with the procedure for book-entry transfer described above).

Any existing notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to you or credited to an account maintained with the book-entry transfer facility for the existing notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following the procedures described under the heading “—Procedures for Tendering Existing Notes” above, at any time prior to midnight, New York City time, on the expiration date.

Conditions for Completion of the Exchange Offer

We will not accept existing notes for exchange notes and may terminate or not complete the exchange offer if the registration statement or, if applicable, a post-effective amendment covering the exchange offer is not effective under the Securities Act.

We may elect not to accept existing notes for exchange and may terminate or not complete the exchange offer if:

•	the consolidated closing bid price of our common stock on the expiration date of the exchange offer is greater than the conversion price of the exchange notes;

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would restrain, prohibit or delay completion of the exchange offer or prohibit any of the material terms of the exchange notes;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•

any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial Stocks, Standard & Poor’s 500 Index, or NASDAQ Composite Index or American Stock Exchange from the date of this prospectus;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any material disruption has occurred in commercial banking or securities settlement or clearance services in the United States;

•

any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

•

a commencement of a war, an act of terrorism or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described above existed at the time of commencement of the exchange offer, that situation deteriorates materially after commencement of the exchange offer; or

•

any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our issued and outstanding common stock or any amalgamation, merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•

any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in the business condition, income, operations, share ownership or prospects of us or of us and our subsidiaries, taken as a whole;

•	any of the following events occurs:

•	any person, entity or group acquires more than 5% of our issued and outstanding common stock after the commencement of the exchange offer;

•

any person, entity or group which owned more than 5% of our issued and outstanding common stock before the commencement of the exchange offer acquires additional common stock constituting more than 2% of our issued and outstanding shares after the commencement of the exchange offer; or

•

any new group shall have been formed that beneficially owns more than 5% of our issued and outstanding common stock, which in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of shares; or

•	the registration statement of which this prospectus is a part shall have not become effective under the Securities Act or shall be the subject of any stop order.

If any of the above events occurs prior to the expiration date, we may:

•	terminate the exchange offer and promptly return all tendered existing notes to tendering existing note holders;

•	extend the exchange offer and, subject to the withdrawal rights described in “—Withdrawal Rights” above, retain all tendered existing notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for our benefit. We may assert these conditions with respect to all or any portion of the exchange offer prior to the expiration date. We may waive any condition, other than those subject to applicable law, in whole or in part in our discretion prior to the expiration date. We may not assert or waive any condition in a manner that would violate Rule 13e-4(f)(8)(i). Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties, provided, however, that holders may challenge such determination in a court of competent jurisdiction. There are no federal or state regulatory requirements that must be met, except for requirements under applicable securities laws. Satisfaction or waiver of these conditions will be determined as of the expiration date of the exchange offer.

We confirm to you that if we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement and will extend the exchange offer to the extent required under the Exchange Act.

Fees and Expenses

Credit Suisse Securities (USA) LLC is acting as dealer manager in connection with the exchange offer. Credit Suisse Securities (USA) LLC will receive a customary fee in connection with its services as dealer manager. This fee will be based on the principal amount of the existing notes tendered. Credit Suisse Securities (USA) LLC’s fee in connection with the exchange offer will be payable if and when the exchange offer is completed. Credit Suisse Securities (USA) LLC will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the exchange offer (including reasonable fees and disbursements of counsel), whether or not the transaction closes.

We have agreed to indemnify Credit Suisse Securities (USA) LLC against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which Credit Suisse Securities (USA) LLC may be required to make in respect thereof. Credit Suisse Securities (USA) LLC may from time to time hold existing notes, exchange notes and our common stock in their proprietary accounts, and to the extent they own existing notes in these accounts at the time of the exchange offer, Credit Suisse Securities (USA) LLC may tender these existing notes.

We have retained U.S. Bank National Association to act as the exchange agent in connection with the exchange offer. The exchange agent will receive an aggregate of approximately $3,000 in compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the Federal securities laws.

We have retained Georgeson Inc. to act as the information agent in connection with the exchange offer. The information agent will receive an aggregate of approximately $3,000 in compensation for its services and will be reimbursed for reasonable out-of-pocket expenses.

Neither the exchange agent nor the information agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered under the exchange offer.

We will not pay any fees or commissions to any broker or dealer, or any other person, other than Credit Suisse Securities (USA) LLC for soliciting tenders of existing notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

We estimate that the aggregate fees and expenses to be incurred in connection with the exchange offer, assuming maximum existing note holder participation, will be approximately $1.8 million and will be paid by us.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at its address as set forth below. Questions about the tender of existing notes, requests for assistance, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail or Overnight Courier:

U.S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

St. Paul, MN 55107

Attn: Rachel Muehlbauer

By Facsimile Transmission:

(651) 495-8158

If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal. If you need additional copies of this prospectus or the letter of transmittal, please contact the information agent at the address or telephone number set forth on the back cover of this prospectus.

DESCRIPTION OF EXCHANGE NOTES

Overview

The exchange notes will be issued under, and are governed by, an indenture between us and U.S. Bank National Association, as trustee. The terms of the exchange notes include those expressly set forth in the exchange notes indenture governing the exchange notes. Because this section is a summary, it does not describe every aspect of the exchange notes and the exchange notes indenture. Therefore, this summary is qualified by reference to all the provisions of these documents, including definitions of terms used in the documents. In this section, references to “Magma,” “we,” “our” or “us” refer only to Magma Design Automation, Inc. and not to any of our subsidiaries.

General

The exchange notes will be unsecured senior indebtedness, and will be junior in right of payment to each of our two $7.5 million revolving lines of credit under our credit agreement with Wells Fargo Bank, N.A., to the extent of the security interest under this facility, which is secured by our deposits held with Wells Fargo.

The exchange notes will be convertible into our common stock at the then effective conversion price in the manner described under “—Conversion of Exchange Notes.” Up to $49,939,000 aggregate principal amount of exchange notes will be issued in the exchange offer if all the existing notes are validly tendered and accepted in the exchange offer.

The exchange notes will be issued only in denominations of $1,000 or in multiples of $1,000. The exchange notes will mature on May 15, 2014, unless earlier converted or purchased by us.

Generally, neither we nor our subsidiaries will be restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the exchange notes indenture. In addition, there will be no financial covenants in the exchange notes indenture. You are not protected under the exchange notes indenture in the event of a highly leveraged transaction or a change in control of Magma, except to the extent described under “—Purchase of Existing Notes at Your Option upon a Change in Control” and “—Make-Whole Premium” below.

The exchange notes will accrue interest at a rate of 6.0% per annum from September 4, 2009, or from the most recent interest payment date to which interest has been paid. Interest (including any extension fee (as defined below)) will be paid by us semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2010. Interest will be paid to the person in whose name an exchange note is registered at the close of business on the May 1 or November 1 (whether or not a business day), each of which we refer to as a “record date,” immediately preceding the relevant interest payment date. However, in the case of an exchange note or portion of an exchange note repurchased in connection with a change in control (as defined under “—Purchase of Exchange Notes at Your Option upon a Change in Control”) on a change in control purchase date (as defined under “—Purchase of Exchange Notes at Your Option upon a Change in Control”), during the period from a record date to but excluding the next succeeding interest payment date, accrued interest will be payable on such change in control purchase date (unless such exchange note or portion is converted) to the holder of the exchange note or portion of the exchange note repurchased pursuant to the repurchase provisions of the exchange notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

In addition, if we fail to file our annual or quarterly reports in accordance with the terms of the exchange notes indenture, or if we do not comply with certain provisions of the Trust Indenture Act specified in the exchange notes indenture, after the passage of certain periods of time we may be in default under the exchange notes indenture unless we pay a fee equal to 1% per annum of the aggregate principal amounts of the exchange notes, or the extension fee, to extend the default date. As described below under “—Events of Default,” even if we pay extension fees, we will eventually be in default for these filing failures if sufficient time passes. These extension fees must be paid on applicable interest payment dates.

Principal of, and interest (including extension fees), if any, on the exchange notes will be payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the exchange notes at their respective addresses set forth in the register of holders of exchange notes. We will be required to wire payment of interest to certain holders of the exchange notes based upon requirements specified in the exchange notes indenture. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

If any interest payment date or maturity date of an exchange note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest (including extension fees), if any, will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any exchange note, any day other than a Saturday, a Sunday or a day on which state or federally chartered banking institutions in New York, New York and the state in which the principal corporate trust office of the trustee is located are not required to be open.

Under the exchange notes indenture, we will be required to maintain an office in The City of New York where the exchange notes may be presented for registration, transfer, exchange or conversion and where notices or demands to us in respect of the exchange notes or the exchange notes indenture may be served, which will be an office or agency of the trustee. Except under limited circumstances described below, the exchange notes will be issued only in fully-registered book-entry form, without coupons, and are represented by one or more global exchange notes. Generally, there will be no service charge for any registration of transfer or exchange of exchange notes. We may, however, generally require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges. In certain instances involving a change in control, we, the trustee and any registrar of the exchange notes shall not be required to register an exchange or transfer of the exchange notes.

We will not pay any additional amounts on the exchange notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest (including extension fees), if any, on the exchange notes. In addition, we or our agent may deduct and withhold amounts required to be withheld under the Internal Revenue Code, and any amounts withheld or deducted will be treated as if paid to the holder.

Unless specifically provided otherwise, when we use the term “holder” in this prospectus, we mean the person in whose name such exchange note is registered in the security register.

Conversion of Exchange Notes

Subject to the conditions and during the periods described below (including, without limitation, our right to pay some or all conversion consideration in cash), holders may at any time on or before the close of business on the trading day immediately preceding May 15, 2014 convert the principal amount of any exchange notes, or any portion of such principal amount which is $1,000 or an integral of $1,000 into our common stock at an initial conversion price equal to the greater of (1) $1.80 per share and (2) 120% of the Five Day VWAP ending two trading days prior to and including the expiration date of the exchange offer (which conversion price shall be subject to adjustment as described below).

Except as described below, no adjustment will be made on conversion of any exchange notes for interest (including extension fees), if any, accrued on such exchange notes or for dividends on any common stock issued. If exchange notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, those exchange notes must be accompanied by funds from the holder equal to the interest payable on the succeeding interest payment date on the principal amount so converted; provided, however, that a holder may reduce such payment by the amount of any existing payment default in respect of those exchange notes. Accordingly, under those circumstances, the holder of the converted exchange notes will not receive any interest payment for the period from the next preceding interest payment date to the date of conversion.

“Conversion rate” per $1,000 principal amount of exchange notes as of any day means the result obtained by dividing (i) $1,000 by (ii) the then applicable conversion price.

“Five Day VWAP” means the average of the daily volume weighted average price of the common stock on the national securities exchange on which the common stock is quoted for trading as reported by Bloomberg L.P. for the five trading days ending two trading days prior to and including the expiration date of the exchange offer.

“Trading day” means a day during which trading in securities generally occurs on the Nasdaq Global Market (or, if our common stock is not listed on the Nasdaq Global Market, on the principal market on which our common stock is then traded), other than a day on which a half hour or more suspension of or limitation on trading is imposed that affects either the Nasdaq Global Market (or, if applicable, such other market) in its entirety or only the shares of our common stock (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which the Nasdaq Global Market (or, if applicable, such other market) cannot clear the transfer of shares due to an event beyond our control.

In the event any holder exercises its right to require us to repurchase exchange notes upon a change in control, such holder’s conversion right will terminate on the close of business on the business day prior to the change in control purchase date (as defined in the exchange notes indenture), unless we default on the payment due upon repurchase or the holder elects to withdraw its election to have the exchange notes repurchased in accordance with the requirements of the exchange notes indenture. See “—Purchase of Exchange Notes at Your Option upon a Change in Control” below.

The right of conversion attaching to any exchange note may be exercised by the holder by delivering the exchange note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion and any appropriate endorsement and transfer documents required by a registrar or conversion agent, together with any funds that may be required (including, without limitation, any transfer or similar tax). Beneficial owners of interests in a global exchange note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the date on which the exchange note, the duly signed and completed notice of conversion and any appropriate endorsement and transfer documents required by a registrar or conversion agent, and any funds that may be required as described above shall have all been so delivered. A holder delivering an exchange note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the exchange note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

The conversion price will be subject to adjustment in the event that certain events, including the following, occur:

(1)	the issuance of our common stock as a dividend or distribution on our common stock;

(2)	certain subdivisions and combinations of our common stock;

(3)	the issuance by us to all or substantially all holders of our common stock of certain rights or warrants to purchase common stock at a price per share less than the then current market price (as defined in the exchange notes indenture) on the record date for the determination of the stockholders to receive those rights or warrants;

(4)	the distribution to all or substantially all holders of our common stock of any shares of our capital stock (other than our common stock), or evidences of our indebtedness or other non-cash assets (including securities of any person other than us, but excluding those rights, warrants, dividends and distributions referred to above or those dividends or other distributions paid exclusively in cash) or distribution to all or substantially all holders of our common stock warrants or rights to subscribe for any of our securities (other than certain rights or warrants referred to above);

(5)	the payment of dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

(6)	the purchase of our common stock pursuant to a tender offer which has expired and was made by us or any of our subsidiaries.

We may, instead of making any required adjustment in the conversion price under clause (3) or (4), make proper provision so that each holder of exchange notes who converts an exchange note shall be entitled to receive upon conversion, in addition to the shares of common stock, the amount and kind of distributions that the holder would have been entitled to receive if the holder had converted the exchange note immediately prior to the date fixed for determining the stockholders entitled to receive the distribution. No adjustment of the conversion price is required if the holders may participate in the transactions described in clauses (1) through (6) without converting.

In the case of:

•	any reclassification or change of our common stock;

•	a consolidation or merger or combination of us with another entity; or

•	a sale or conveyance of our property and assets as an entirety or substantially as an entirety to any other person,

in each case as a result of which holders of our common stock receive stock, other securities, other property or assets (including cash) with respect to or in exchange for our common stock, the holders of the exchange notes then outstanding will be entitled thereafter to convert such exchange notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance had such exchange notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance, we will make adequate provision so that holders of the exchange notes will have the opportunity to determine the form of consideration into which all of the exchange notes, treated as a single class, will be convertible. Such determination shall be made by the holders of a majority of the exchange notes (based on principal amount outstanding thereunder) who make an election as to the form of consideration and shall be subject to any limitations to which all of the holders of our common stock are subject to, such as pro rata reductions applicable to any portion of the consideration payable. Some of the foregoing events may also constitute or result in a change in control requiring us to offer to repurchase the exchange notes. See “—Purchase of Exchange Notes at Your Option upon a Change in Control” below.

In the event of a taxable distribution to holders of our common stock, or other transaction, that results in any adjustment of the conversion price, the holders of exchange notes may, in some circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.”

No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% of the conversion price as last adjusted; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

Make-Whole Premium

If you elect to convert your exchange notes upon the occurrence of a change in control (as defined under “—Purchase of Exchange Notes at Your Option upon a Change in Control”), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of our common stock, or the additional shares, as described below.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the change in control occurs or becomes effective, or the effective date, and the price paid per share of our common stock in the change in control. If the holders of our common stock receive only cash in the change in control, the stock price shall be the cash amount paid per share of our common stock in connection with the change in control. Otherwise, the stock price shall be the volume weighted average price of our common stock over the ten trading-day period ending on the trading day preceding the effective date of the change in control.

The stock prices set forth in the first column of the table below (i.e., column headings) will be adjusted as of any date on which the conversion rate of the exchange notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth above.

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of exchange notes. If the consolidated closing bid price of the Company’s common stock on the expiration date of the exchange offer is greater than $1.56, no additional shares will be received per $1,000 principal amount of exchange notes corresponding to a share price below such consolidated closing bid price on the following table:

Stock Price on Effective Date	September 4, 2009	May 15, 2010	May 15, 2011	May 15, 2012	May 15, 2013	May 15, 2014
$1.56	106.8376	106.8376	106.8376	106.8376	106.8376	106.8376
$2.00	83.6605	80.8970	75.4510	65.9380	46.6330	0.0000
$3.00	41.2887	38.5927	33.1737	24.4473	10.1153	0.0000
$4.00	24.0040	22.1040	18.3975	12.7523	4.5658	0.0000
$5.00	15.0028	13.7108	11.2866	7.7436	2.8482	0.0000
$6.00	9.6662	8.7822	7.1962	4.9527	1.8930	0.0000
$7.00	6.2590	5.6469	4.6039	3.1706	1.2334	0.0000
$8.00	3.9873	3.5609	2.8749	1.9586	0.7416	0.0000
$9.00	2.4389	2.1380	1.6908	1.1104	0.3601	0.0000
$10.00	1.3828	1.1554	0.8702	0.5119	0.0730	0.0000
$15.00	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

In the event that the exact stock price and effective dates may not be set forth on the table above, in which case:

•

if the stock price on the effective date is between two stock prices on the table or the repurchase date is between two effective dates on the table, or the actual effective date is between two effective dates on the table, the adjustment to the conversion rate will be determined by straight-line interpolation between the make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365 day year;

•	if the stock price on the effective date equals or exceeds $15.00 per share (subject to adjustment), no adjustment of the conversion rate will be made; and

•	if the stock price on the effective date is less than $1.56 per share (subject to adjustment), no adjustment of the conversion rate will be made.

Notwithstanding anything discussed above, in no event shall the conversion price of the notes be reduced to less than $1.56 (or, if greater, the consolidated closing bid price of the Company’s common stock as quoted on the Nasdaq Global Market on the expiration date of the exchange offer) (as adjusted for stock splits, combinations or similar events in each case). As a result, if the consolidated closing bid price of the Company’s common stock on the expiration date of the exchange offer is greater than $1.56 certain adjustments to the conversion price contained in the table above will not be made.

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Purchase of Exchange Notes at Your Option upon a Change in Control

If a change in control occurs while the exchange notes are outstanding, the holders will have the right to require us to purchase all or any part of their exchange notes as of a date that is 30 business days after the occurrence of the change in control, or the change in control purchase date, at a purchase price equal to 100% of the principal amount of the exchange notes to be purchased together with any accrued and unpaid interest (including any extension fee), if any, to, but excluding, the change in control purchase date. Exchange notes submitted for purchase must be in integral multiples of $1,000 principal amount.

We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of any change in control. This notice shall state certain specified information, among other information, including:

•	information about and the terms and conditions of the change in control;

•	information about the holders’ right to convert the exchange notes (including the conversion price and any adjustments);

•	certain details regarding the holders’ right to require us to purchase the exchange notes;

•	certain details regarding the procedures required for exercise of the purchase option upon the change in control; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day next preceding the change in control purchase date. The written notice must specify the exchange notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day next preceding the change in control purchase date.

A change in control will be deemed to have occurred if any of the following occurs after the issuance date of the exchange notes:

•

any “person” (as defined below) or “group” (as defined below) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of our voting stock (as defined below) representing 50% or more of the total voting power of all our outstanding voting stock normally entitled to vote in the election of our directors or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•

we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned” (as defined below), directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own” (as defined below), directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding voting stock of the surviving or transferee person;

•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the exchange notes indenture); or

•

any time the “continuing directors” do not constitute a majority of our board of directors. The exchange notes indenture defines a continuing director on any date of determination as any individual who on the issuance date of the exchange notes was a member of our board of directors, together with any directors whose election, or, solely to fill the vacancy of a continuing director, appointment by our board of directors or whose nomination for election by our stockholders is duly approved by the vote of a majority of our directors on the board of directors (or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed) then still in office who were either directors on the issuance date of the exchange notes or whose election, appointment (in the case of a vacancy of a continuing director), or nomination for election was previously approved by a majority of the continuing directors, either by specific vote or by approval of the proxy statement issued by us in which such individual is named as a nominee for director).

However, a change in control will not be deemed to have occurred if in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the exchange notes become convertible solely into such common stock.

For purposes of this change in control definition:

•

“person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•

“beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the exchange notes indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•

“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•

“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or trustees.

The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of all or substantially all of our assets.

In the event of a purchase offer required as a result of a change in control, we will:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a related Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase or purchase by us of the exchange notes upon a change in control.

This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. The change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

Debt agreements that we may enter into in the future may prohibit our repurchase of the exchange notes and provide that a change in control constitutes an event of default.

If we fail to purchase the exchange notes when required, this failure will constitute an event of default under the exchange notes indenture.

If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the exchange notes tendered by holders. In addition, we may in the future incur debt that has similar change in control provisions that permit holders of that debt to accelerate or require us to repurchase that debt upon the occurrence of events similar to a change in control. Our failure to repurchase the exchange notes upon a change in control will result in an event of default under the exchange notes indenture.

Events of Default

Each of the following constitutes an event of default under the exchange notes indenture:

(1)	we fail to pay any interest (including, without limitation, any extension fee), if any, on any exchange note when the same becomes due and payable and the default continues for a period of 30 days;

(2)	we fail to pay any principal of (including, without limitation, any premium, if any, on) any exchange note when the principal becomes due and payable (whether at maturity, upon a change in control purchase date or otherwise);

(3)	we fail to comply with any other agreements contained in the exchange notes or the exchange notes indenture (other than as specifically set forth elsewhere in this paragraph) and such failure continues for the period and after the notice specified in the exchange notes indenture (other than certain obligations to make SEC filings);

(4)	we fail to pay the purchase price of any exchange note when that purchase price becomes due and payable;

(5)	we fail to deliver all shares of common stock that are required to be delivered upon conversion of an exchange note and that failure continues for 10 days after such failure;

(6)	we fail to provide a change in control purchase notice when required by Section 3.2 of the exchange notes indenture;

(7)	any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) with an outstanding principal amount in excess of $15.0 million is not paid at final maturity of the applicable instrument or upon acceleration of the indebtedness and the applicable indebtedness is not discharged, or such acceleration is not rescinded or annulled within 30 days after written default notice is provided to us in accordance with the exchange notes indenture;

(8)

we fail to file our annual or quarterly reports or to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act and there has been given, by registered or certified mail, to us and the trustee by the holders of not less than 25% in aggregate principal amount of the exchange notes then outstanding, a written notice specifying such default and requiring us to cause such default to be cured or waived and such failure shall continue for either (i) sixty days after such notice is given and we have not elected to pay the extension fee; or (ii) up to 180 days after such notice is given if we have elected to pay the extension fee (and no event of default shall be deemed to occur until the passage of such sixty day or such 180 day period, as applicable), provided that no event of default shall be deemed to have occurred if we file such reports within any extension period pursuant to Rule 12b-25 of the Exchange Act or any successor rule thereto and that no notice of default shall be given until after the expiration of such extension period; and

(9)	certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding exchange notes may declare the principal amount of the exchange notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the exchange notes will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the exchange notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the exchange notes indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding exchange notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the exchange notes.

No holder has any right to institute any proceeding under the exchange notes indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the exchange notes indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding have made a written request and the holder or holders have offered reasonable indemnity to the trustee against loss, liability or expense; and

•

the trustee has failed to institute such proceeding within sixty days after such notice, request and offer of indemnity, and has not received from the holders of a majority in aggregate principal amount of the exchange notes then outstanding a direction inconsistent with such request within sixty days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of and interest (including any extension fee), if any, on any exchange note on or after the applicable due date or the right to convert the exchange note in accordance with the exchange notes indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding exchange notes may waive any default or event of default and its consequences, except the following defaults or events of default:

•	failure to pay principal, premium or interest (including additional interest on extension fees), if any, on any exchange note when due;

•	failure to convert any exchange note into common stock; or

•	failure to comply with any of the provisions of the exchange notes indenture that would require the consent of the holder of each outstanding exchange note affected.

We are required to furnish to the trustee, on an annual basis, a statement by certain of our officers as to whether or not we, to our officer’s knowledge, are in compliance with all of our conditions and covenants and stating whether our officer knows of any event of default or default in the performance or observance of any of the terms, provisions and conditions of the exchange notes indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the exchange notes indenture or the exchange notes with the consent of the holders of a majority in aggregate principal amount of the outstanding exchange notes. In addition, the holders of a majority in aggregate principal amount of the outstanding exchange notes may waive our compliance in any instance with any provision of the exchange notes indenture without notice to the exchange note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding exchange note affected if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of any exchange note;

•	reduce the principal amount of, or any premium or any interest (including any extension fee) on, any exchange note;

•	reduce the amount of principal payable upon acceleration of the maturity of any exchange note;

•	change the make-whole premium described above;

•	change the place or currency of payment of principal of, or any premium or interest (including any extension fee) on, any exchange note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any exchange note;

•	modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

•	adversely affect the right of holders to convert exchange notes other than as provided in the exchange notes indenture;

•	reduce the percentage in principal amount of outstanding exchange notes required for modification or amendment of the exchange notes indenture;

•

reduce the percentage in principal amount of outstanding exchange notes necessary for waiver of compliance with certain provisions of the exchange notes indenture or for waiver of certain defaults under the exchange notes indenture; or

•

modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of exchange notes.

We and the trustee may amend or supplement the exchange notes indenture or the exchange notes without notice to, or the consent of, the exchange note holders to, among other things, cure any ambiguity, defect or inconsistency, make any other change that does not adversely affect the rights of any holder of exchange notes, appoint a successor trustee or reopen the exchange notes indenture to issue additional exchange notes in accordance with the terms of the exchange notes indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person (in a transaction in which we are not the surviving person) or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•

we are the surviving person, or the resulting, surviving or transferee person, if other than us, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia;

•	the successor person assumes by a supplemental indenture executed and delivered to the trustee all of our obligations under the exchange notes and the exchange notes indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

•

we deliver an officer’s certificate and an opinion of counsel stating that such transaction and, if a supplemental indenture is required, such supplemental indenture complies with the exchange notes indenture; and

•	other conditions specified in the exchange notes indenture are met.

Satisfaction and Discharge

We may discharge our obligations under the exchange notes indenture while exchange notes remain outstanding if all outstanding exchange notes have or will become due and payable at their scheduled maturity within one year, and we have deposited with the trustee an amount sufficient to pay and discharge the entire indebtedness on all exchange notes not previously delivered for cancellation, for principal and interest (including any extension fee), if any, on outstanding exchange notes on the date of their scheduled maturity and certain other conditions specified in the exchange notes indenture have been satisfied.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; and

•	approve any change in the office through which any security registrar, paying agent or conversion agent acts.

Purchase and Cancellation

All exchange notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All exchange notes delivered to the trustee shall be cancelled promptly by the trustee. No exchange notes shall be authenticated in exchange for any exchange notes cancelled as provided in the exchange notes indenture.

All exchange notes purchased or otherwise acquired by us or any of our subsidiaries prior to May 15, 2014 shall be delivered to the trustee for cancellation, and we may not hold or resell those exchange notes or issue any 6.0% Convertible Senior Notes due May 15, 2014 to replace those exchange notes.

Replacement of Exchange Notes

We will replace mutilated, destroyed, stolen or lost exchange notes at your expense upon delivery to the trustee of the mutilated exchange notes, or evidence of the loss, theft or destruction of the exchange notes satisfactory to us, the applicable registrar and the trustee. In the case of a lost, stolen or destroyed exchange note, indemnity satisfactory to the trustee, the applicable registrar and us may be required at the expense of the holder of such exchange note before a replacement exchange note will be issued. We may also require the payment of sums to cover taxes or other governmental charges.

Governing Law

The exchange notes indenture and the exchange notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

U.S. Bank National Association is the trustee under the exchange notes indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the exchange notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding exchange notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the exchange notes indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

We will issue the exchange notes in the form of a global security deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may not be transferred, in whole or in part, to any person other than DTC or a nominee or successor of DTC. Holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Exchange notes in definitive certificated form, referenced as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency,” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant whether directly or indirectly.

Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of exchange notes represented by such global security to the accounts of participants designated by the initial holders. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and each transfer of those beneficial interests is effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global security for all purposes under the exchange notes indenture and the exchange notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the exchange notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any exchange notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, premium, if any, and interest, if any, on the exchange notes represented by the global security registered in the name of and held by DTC or its nominee, to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any exchange note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds.

If DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the exchange notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF EXISTING NOTES

Overview

The existing notes were issued under, and are governed by, an indenture between us and U.S. Bank National Association, as trustee. The terms of the existing notes include those expressly set forth in the existing notes indenture governing the existing notes. Because this section is a summary, it does not describe every aspect of the existing notes and the existing notes indenture. Therefore, this summary is qualified by reference to all the provisions of these documents, including definitions of terms used in the documents. In this section, references to “Magma,” “we,” “our” or “us” refer only to Magma Design Automation, Inc. and not to any of our subsidiaries.

We issued the existing notes under an indenture dated as of March 5, 2007 between us and U.S. Bank National Association, as trustee. On March 15, 2007, the original indenture was supplemented and amended by a supplemental indenture executed by us and by the trustee. We refer to the indenture, as modified by the supplemental indenture, as the “existing notes indenture”. The following summarizes some, but not all, provisions of the existing notes and the existing notes indenture. We urge you to read the existing notes indenture because the existing notes indenture, and not this description, defines your rights as a holder of the existing notes. A copy of the form of indenture, the supplemental indenture and the forms of certificate evidencing the existing notes are listed as exhibits to the registration statement in connection with this prospectus. Those agreements were also filed as exhibits to our Forms 8-K filed on March 5, 2007 and March 16, 2007.

General

The existing notes are unsecured senior indebtedness, and are junior in right of payment to each of our two $7.5 million revolving lines of credit under our credit agreement with Wells Fargo Bank, N.A., to the extent of the security interest under this facility, which is secured by our deposits held with Wells Fargo.

The existing notes are convertible into our common stock as described under “—Conversion of Existing Notes.” There are $49,939,000 aggregate principal amount of existing notes outstanding.

The existing notes are issued only in denominations of $1,000 or in multiples of $1,000. The existing notes mature on May 15, 2010, unless earlier converted or purchased by us.

Generally, neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the existing notes indenture. In addition, there are no financial covenants in the existing notes indenture. You are not protected under the existing notes indenture in the event of a highly leveraged transaction or a change in control of Magma, except to the extent described under “—Purchase of Exchange Notes at Your Option upon a Change in Control” and “—Make Whole Premium” below.

The existing notes accrue interest at a rate of 2.00% per annum from March 2, 2007, or from the most recent interest payment date to which interest has been paid. Interest (including any extension fee (as defined below)) will be paid by us semi-annually in arrears on May 15 and November 15 of each year. Interest will be paid to the person in whose name an existing note is registered at the close of business on the May 1 or November 1 (whether or not a business day), each of which we refer to as a “record date,” immediately preceding the relevant interest payment date. However, in the case of an existing note or portion of an existing note repurchased in connection with a change in control (as defined under “—Purchase of Exchange Notes at Your Option upon a Change in Control”) on a change in control purchase date (as defined under “—Purchase of Exchange Notes at Your Option upon a Change in Control”), during the period from a record date to but excluding the next succeeding interest payment date, accrued interest will be payable on such change in control purchase date (unless such existing note or portion is converted) to the holder of the existing note or portion of the existing note repurchased pursuant to the repurchase provisions of the existing notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

In addition, if we fail to file our annual or quarterly reports in accordance with the terms of the existing notes indenture, or if we do not comply with certain provisions of the Trust Indenture Act specified in the existing notes indenture, after the passage of certain periods of time we may be in default under the existing notes indenture unless we pay a fee equal to 1% per annum of the aggregate principal amounts of the existing notes, or the extension fee, to extend the default date. As described below under “—Events of Default,” even if we pay extension fees, we will eventually be in default for these filing failures if sufficient time passes. These extension fees must be paid on applicable interest payment dates.

Principal of, and interest (including extension fees), if any, on the existing notes will be payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the existing notes at their respective addresses set forth in the register of holders of existing notes. We will be required to wire payment of interest to certain holders of the existing notes based upon requirements specified in the existing notes indenture. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

If any interest payment date or maturity date of an existing note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest (including extension fees), if any, will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any existing note, any day other than a Saturday, a Sunday or a day on which state or federally chartered banking institutions in New York, New York and the state in which the principal corporate trust office of the trustee is located are not required to be open.

We maintain an office in The City of New York where the existing notes may be presented for registration, transfer, exchange or conversion and where notices or demands to us in respect of the existing notes or the existing notes indenture may be served. This office is currently an office or agency of the trustee. Except under limited circumstances described below, the existing notes are issued only in fully-registered book-entry form, without coupons, and are represented by one or more global existing notes. Generally, there will be no service charge for any registration of transfer or exchange of existing notes. We may, however, generally require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges. In certain instances involving a change in control, we, the trustee and any registrar of the existing notes shall not be required to register an exchange or transfer of the existing notes.

We will not pay any additional amounts on the existing notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest (including extension fees), if any, on the existing notes. In addition, we or our agent may deduct and withhold amounts required to be withheld under the Internal Revenue Code, and any amounts withheld or deducted will be treated as if paid to the holder.

Unless specifically provided otherwise, when we use the term “holder” in this prospectus, we mean the person in whose name such existing note is registered in the security register.

Conversion of Existing Notes

Subject to the conditions and during the periods described below (including, without limitation, our right to pay some or all conversion consideration in cash), holders may at any time on or before the close of business on the trading day (as defined below) immediately preceding May 15, 2010 convert the principal amount of any existing notes, or any portion of such principal amount which is $1,000 or an integral of $1,000, into our common stock as described below under “—Payment upon Conversion,” at an initial conversion price of $15.00 per share (which conversion price shall be subject to adjustment as described below), in only the following circumstances:

(1)

during any calendar quarter beginning after March 31, 2007, and only during such calendar quarter, if, as of the last day of the immediately preceding calendar quarter, the volume weighted average price (as defined below) per share of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of such preceding calendar quarter was more than 150% of the conversion price of the existing notes on the last day of such preceding calendar quarter;

(2)	during any five trading day period after any five consecutive trading day period in which the trading price (as defined below) per $1,000 principal amount of the existing notes for each day of that period was less than 98% of the product of (x) the volume weighted average price of our common stock for each day in that period and (y) the conversion rate (as defined below) per $1,000 principal amount of the existing notes;

(3)	if we distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the closing price of our common stock on the day of issuance;

(4)	if we distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the volume weighted average price of our common stock on the business day preceding the declaration date for such distribution;

(5)	if a change in control (as defined under “—Purchase of Existing Notes at Your Option upon a Change in Control”) occurs;

(6)	at any time during the period beginning 60 days prior to, but excluding, any scheduled change in control purchase date or the maturity date; or

(7)	for existing notes that have been called for redemption, at any time prior to the close of business on the business day prior to the redemption date, even if the existing notes are not otherwise convertible at such time.

Except as described below, no adjustment will be made on conversion of any existing notes for interest (including extension fees), if any, accrued on such existing notes or for dividends on any common stock issued. If existing notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, those existing notes must be accompanied by funds from the holder equal to the interest payable on the succeeding interest payment date on the principal amount so converted; provided, however, that a holder may reduce such payment by the amount of any existing payment default in respect of those existing notes. Accordingly, under those circumstances, the holder of the converted existing notes will not receive any interest payment for the period from the next preceding interest payment date to the date of conversion.

“Daily share amount,” means, for each of the 20 trading days during the conversion reference period (as defined below), a number of shares (but in no event less than zero) equal to (i) the amount of (a) the volume weighted average price (as defined below) for such trading day multiplied by the applicable conversion rate (as defined below), less (b) $1,000; divided by (ii) the volume weighted average price (as defined below) for such trading day multiplied by 20.

“Conversion rate” per $1,000 principal amount of existing notes as of any day means the result obtained by dividing (i) $1,000 by (ii) the then applicable conversion price.

“Conversion value” means for each $1,000 principal amount of existing notes, the average of the product of (i) the applicable conversion rate and (ii) the average of the daily volume weighted average prices of our common stock for the 20 consecutive trading days during the conversion reference period (as defined below).

“Conversion reference period” means, with respect to existing notes converted during the 60 days prior to but excluding any change in control purchase date or the maturity date of the existing notes, the 20 consecutive trading days beginning on the third trading day following the relevant change in control purchase date or maturity date and, in all other instances, the twenty consecutive trading days beginning on the third trading day following the date of the conversion.

“Trading day” means a day during which trading in securities generally occurs on the Nasdaq Global Market (or, if our common stock is not listed on the Nasdaq Global Market, on the principal market on which our common stock is then traded), other than a day on which a half hour or more suspension of or limitation on trading is imposed that affects either the Nasdaq Global Market (or, if applicable, such other market) in its entirety or only the shares of our common stock (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which the Nasdaq Global Market (or, if applicable, such other market) cannot clear the transfer of shares due to an event beyond our control.

“Trading price” of the existing notes means the average of the secondary bid quotations per $1,000 principal amount of existing notes obtained for $5,000,000 principal amounts of existing notes at a specified time.

“Volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page “LAVA EQUITY VAP” in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

In the event the existing notes are called for redemption or any holder exercises its right to require us to repurchase existing notes upon a change in control, such holder’s conversion right will terminate on the close of business on the business day prior to the redemption date or the change in control purchase date, unless we default on the payment due upon redemption or repurchase or, in the case of a change in control, the holder elects to withdraw its election to have the existing notes repurchased in accordance with the requirements of the existing notes indenture. See “—Purchase of Existing Notes at Your Option upon a Change in Control” and “—Optional Redemption by Us” below.

The right of conversion attaching to any existing note may be exercised by the holder by delivering the existing note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion and any appropriate endorsement and transfer documents required by a registrar or conversion agent, together with any funds that may be required (including, without limitation, any transfer or similar tax). Beneficial owners of interests in a global existing note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the date on which the existing note, the duly signed and completed notice of conversion and any appropriate endorsement and transfer documents required by a registrar or conversion agent, and any funds that may be required as described above shall have all been so delivered. A holder delivering an existing note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the existing note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

The conversion price is subject to adjustment in the event that certain events, including the following, occur:

(1)	the issuance of our common stock as a dividend or distribution on our common stock;

(2)	certain subdivisions and combinations of our common stock;

(3)	the issuance by us to all or substantially all holders of our common stock of certain rights or warrants to purchase common stock at a price per share less than the then current market price (as defined in the existing notes indenture) on the record date for the determination of the stockholders to receive those rights or warrants;

(4)

the distribution to all or substantially all holders of our common stock of any shares of our capital stock (other than our common stock), of evidences of our indebtedness or other non-cash assets (including securities of any person other than us, but excluding those dividends and distributions referred to above or those dividends or other distributions paid exclusively in cash) or distribution to all or substantially all holders of our common stock warrants or rights to subscribe for any of our securities (other than certain rights or warrants referred to above and rights to all holders of our common stock pursuant to a rights plan);

(5)	the payment of dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock; and

(6)	the purchase of our common stock pursuant to a tender offer which has expired and was made by us or any of our subsidiaries.

We may, instead of making any required adjustment in the conversion price under clause (4), make proper provision so that each holder of existing notes who converts an existing note shall be entitled to receive upon conversion, in addition to the shares of common stock, the amount and kind of distributions that the holder would have been entitled to receive if the holder had converted the existing note immediately prior to the date fixed for determining the stockholders entitled to receive the distribution. No adjustment of the conversion price is required if the holders may participate in the transactions described in clauses (1) through (6) without converting.

In the case of:

•	any reclassification or change of our common stock (other than a change in par value or as a result of a subdivision or combination referred to above);

•	certain consolidation or merger or combination of us with another entity; or

•	a sale or conveyance of our property and assets as an entirety or substantially as an entirety to any other person,

in each case as a result of which holders of our common stock receive stock, other securities, other property or assets (including cash) with respect to or in exchange for our common stock, the holders of the existing notes then outstanding will be entitled thereafter to convert such existing notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance had such existing notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance, we will make adequate provision so that holders of the existing notes will have the opportunity to determine the form of consideration into which all of the existing notes, treated as a single class, will be convertible. Such determination shall be made by the holders of a majority of the existing notes (based on principal amount outstanding thereunder) who make an election as to the form of consideration and shall be subject to any limitations to which all of the holders of our common stock are subject to, such as pro rata reductions applicable to any portion of the consideration payable. Some of the foregoing events may also constitute or result in a change in control requiring us to offer to repurchase the existing notes. See “—Purchase of Existing Notes at Your Option upon a Change in Control” below.

In the event of a taxable distribution to holders of our common stock, or other transaction, that results in any adjustment of the conversion price, the holders of existing notes may, in some circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.”

We may, from time to time, to the extent permitted by law, reduce the conversion price of the existing notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days prior notice of the reduction, if our board of directors has made a determination that such decrease would be in our best interests, or to avoid or diminish income tax to holders of shares of our common stock in connection with a dividend or distribution of stock or similar event.

No adjustment in the conversion price will be required unless the adjustment would require a change of at least 1% of the conversion price as last adjusted; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

Make-Whole Premium

If you elect to convert your existing notes upon the occurrence of a change in control (as defined under “—Purchase of Existing Notes at Your Option upon a Change in Control”), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of our common stock, or the additional shares, as described below.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the change in control occurs or becomes effective, or the effective date, and the price paid per share of our common stock in the change in control. If the holders of our common stock receive only cash in the change in control, the stock price shall be the cash amount paid per share of our common stock in connection with the change in control. Otherwise, the stock price shall be the volume weighted average price of our common stock over the ten trading-day period ending on the trading day preceding the effective date of the change in control.

The stock prices set forth in the first column of the table below (i.e., column headings) will be adjusted as of any date on which the conversion rate of the existing notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth above.

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of existing notes:

Stock Price on Effective Date	March 2, 2007	February 25, 2008	February 25, 2009	May 15, 2010
$11.00	22.0	21.5	20.5	20.5
$13.00	14.4	13.1	9.7	9.7
$15.00	9.9	8.2	3.6	0.0
$17.00	6.8	5.1	1.0	0.0
$19.00	4.9	3.3	0.3	0.0
$21.00	3.5	2.1	0.1	0.0
$23.00	2.6	1.5	0.0	0.0
$25.00	2.0	1.1	0.0	0.0
$27.00	1.6	0.8	0.0	0.0
$29.00	1.2	0.6	0.0	0.0
$31.00	0.0	0.0	0.0	0.0

In the event that the exact stock price and effective dates may not be set forth on the table above, in which case:

•

if the stock price on the effective date is between two stock prices on the table or the repurchase date is between two effective dates on the table, or the actual effective date is between two effective dates on the table, the adjustment to the conversion rate will be determined by straight-line interpolation between the make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365 day year;

•	if the stock price on the effective date equals or exceeds $31.00 per share (subject to adjustment), no adjustment of the conversion rate will be made; and

•	if the stock price on the effective date is less than $11.00 per share (subject to adjustment), no adjustment of the conversion rate will be made.

Notwithstanding anything discussed above, in no event will the total number of shares of our common stock issuable upon conversion of the existing notes exceed 88.6667 per $1,000 principal amount of existing notes, other than on account of proportional adjustments to the conversion rate as discussed above.

Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Payment upon Conversion

In lieu of delivery of some or all of the shares of our common stock otherwise issuable upon conversion of the existing notes, at our option the holders shall receive for each $1,000 principal amount of existing notes being surrendered for conversion (a) cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value (as defined above); and, in addition to amounts distributed pursuant to (a), (b) if the conversion value is greater than $1,000, a number of shares of our common stock equal to the sum of the daily share amounts (as defined above) for each of the 20 trading days during the conversion reference period (as defined above, subject to our right to deliver cash in lieu of all or a portion of those shares as discussed below).

In the event that we elect to pay cash in lieu of all or a portion of the common stock offered issuable pursuant to the preceding paragraph, then on any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash, or the cash percentage, and the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the closing price of the common stock for such trading day (provided that after the consummation of a change in control in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such change in control). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the existing notes.

Optional Redemption by Us

We may redeem the existing notes at our option at any time, in whole or in part, upon not less than 20 nor more than 60 days’ notice to the holders prior to such redemption date at a redemption price (expressed as a percentage of the principal amount) of 100% of the principal amount of the existing notes redeemed, together with accrued interest (including any extension fee), if any, to, but excluding, the redemption date. If the redemption date is an interest payment date, the interest due on that interest payment date shall be payable by us to the holder of the existing notes called for redemption, and the redemption price shall not include that interest payment. We will not be required to register transfers or exchanges of existing notes for a period of time preceding the date of the notice or to register the transfer or exchange of any existing note, or portion of an existing note, called for redemption. If less than all of the existing notes are to be redeemed, the trustee shall select the particular existing notes to be redeemed (in principal amounts of $1,000 or multiples of $1,000) from the outstanding existing notes in accordance with the requirements of any exchange on which the existing notes are listed or otherwise in a pro rata basis or by lot in accordance with any other method that the trustee considers fair and appropriate.

Purchase of Existing Notes at Your Option upon a Change in Control

If a change in control occurs while the existing notes are outstanding, the holders will have the right to require us to purchase all or any part of their existing notes as of a date that is 30 business days after the occurrence of the change in control, or the change in control purchase date, at a purchase price equal to 100% of the principal amount of the existing notes to be purchased together with any accrued and unpaid interest (including any extension fee), if any, to, but excluding, the change in control purchase date. Existing notes submitted for purchase must be in integral multiples of $1,000 principal amount.

We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of any change in control. This notice shall state certain specified information, among other information, including:

•	information about and the terms and conditions of the change in control;

•	information about the holders’ right to convert the existing notes (including the conversion price and any adjustments);

•	certain details regarding the holders’ right to require us to purchase the existing notes;

•	certain details regarding the procedures required for exercise of the purchase option upon the change in control; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day next preceding the change in control purchase date. The written notice must specify the existing notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day next preceding the change in control purchase date.

A change in control will be deemed to have occurred if any of the following occurs after March 5, 2007:

•

any “person” (as defined below) or “group” (as defined below) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of our voting stock (as defined below) representing 50% or more of the total voting power of all our outstanding voting stock normally entitled to vote in the election of our directors or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•

we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned” (as defined below), directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own” (as defined below), directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding voting stock of the surviving or transferee person;

•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the existing notes indenture); or

•

any time the “continuing directors” do not constitute a majority of our board of directors. The existing notes indenture defines a continuing director on any date of determination as any individual who on March 5, 2007 was a member of our board of directors, together with any directors whose election, or, solely to fill the vacancy of a continuing director, appointment by our board of directors or whose nomination for election by our stockholders is duly approved by the vote of a majority of our directors on the board of directors (or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed) then still in office who were either directors on March 5, 2007 or whose election, appointment (in the case of a vacancy of a continuing director), or nomination for election was previously approved by a majority of the continuing directors, either by specific vote or by approval of the proxy statement issued by us in which such individual is named as a nominee for director).

However, a change in control will not be deemed to have occurred if in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq Global Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the existing notes become convertible solely into such common stock.

For purposes of this change in control definition:

•

“person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•

“beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the existing notes indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•

“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•

“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or trustees.

The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of all or substantially all of our assets.

In the event of a purchase offer required as a result of a change in control, we will:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a related Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase or purchase by us of the existing notes upon a change in control.

This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. The change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

Debt agreements that we may enter into in the future may prohibit our repurchase of the existing notes and provide that a change in control constitutes an event of default.

If we fail to purchase the existing notes when required, this failure will constitute an event of default under the existing notes indenture.

If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the existing notes tendered by holders. In addition, we may in the future incur debt that has similar change in control provisions that permit holders of that debt to accelerate or require us to repurchase that debt upon the occurrence of events similar to a change in control. Our failure to repurchase the existing notes upon a change in control will result in an event of default under the existing notes indenture.

Events of Default

Each of the following constitutes an event of default under the existing notes indenture:

(1)	we fail to pay any interest (including, without limitation, any extension fee), if any, on any existing note when the same becomes due and payable and the default continues for a period of 30 days;

(2)	we fail to pay any principal of (including, without limitation, any premium, if any, on) any existing note when the principal becomes due and payable (whether at maturity, upon a change in control purchase date or otherwise);

(3)	we fail to comply with any other agreements contained in the existing notes or the existing notes indenture (other than as specifically set forth elsewhere in this paragraph) and such failure continues for the period and after the notice specified in the existing notes indenture (other than certain obligations to make SEC filings);

(4)	we fail to pay the purchase price of any existing note when that purchase price becomes due and payable;

(5)	we fail to deliver all cash and any shares of common stock when such cash and common stock, if any, are required to be delivered upon conversion of an existing note and that failure continues for 10 days after such failure;

(6)	we fail to provide a change in control purchase notice when required by Section 3.2 of the existing notes indenture;

(7)	any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) with an outstanding principal amount in excess of $15.0 million is not paid at final maturity of the applicable instrument or upon acceleration of the indebtedness and the applicable indebtedness is not discharged, or such acceleration is not rescinded or annulled within 30 days after written default notice is provided to us in accordance with the existing notes indenture;

(8)	we fail to file our annual or quarterly reports or to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act and there has been given, by registered or certified mail, to us and the trustee by the holders of not less than 25% in aggregate principal amount of the existing notes then outstanding, a written notice specifying such default and requiring us to cause such default to be cured or waived and such failure shall continue for either (i) sixty days after such notice is given and we have not elected to pay the extension fee; or (ii) up to 180 days after such notice is given if we have elected to pay the extension fee (and no event of default shall be deemed to occur until the passage of such sixty day or such 180 day period, as applicable), provided that no failure to file shall be deemed to have occurred if we file such reports within any extension period pursuant to Rule 12b-25 of the Exchange Act or any successor rule thereto and that no notice of default shall be given until after the expiration of such extension period; and

(9)	certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding existing notes may declare the principal amount of the existing notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the existing notes will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the existing notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the existing notes indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding existing notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the existing notes.

No holder has any right to institute any proceeding under the existing notes indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the existing notes indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the existing notes then outstanding have made a written request and the holder or holders have offered reasonable indemnity to the trustee against loss, liability or expense; and

•

the trustee has failed to institute such proceeding within sixty days after such notice, request and offer of indemnity, and has not received from the holders of a majority in aggregate principal amount of the existing notes then outstanding a direction inconsistent with such request within sixty days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of and interest (including any extension fee), if any, on any existing note on or after the applicable due date or the right to convert the existing note in accordance with the existing notes indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding existing notes may waive any default or event of default and its consequences, except the following defaults or events of default:

•	failure to pay principal, premium or interest (including additional interest on extension fees), if any, on any existing note when due;

•	failure to convert any existing note into common stock; or

•	failure to comply with any of the provisions of the existing notes indenture that would require the consent of the holder of each outstanding existing note affected.

We are required to furnish to the trustee, on an annual basis, a statement by certain of our officers as to whether or not we, to our officer’s knowledge, are in compliance with all of our conditions and covenants and stating whether our officer knows of any event of default or default in the performance or observance of any of the terms, provisions and conditions of the existing notes indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the existing notes indenture or the existing notes with the consent of the holders of a majority in aggregate principal amount of the outstanding existing notes. In addition, the holders of a majority in aggregate principal amount of the outstanding existing notes may waive our compliance in any instance with any provision of the existing notes indenture without notice to the existing note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding existing note affected if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of any existing note;

•	reduce the principal amount of, or any premium or any interest (including any extension fee) on, any existing note;

•	reduce the amount of principal payable upon acceleration of the maturity of any existing note;

•	change the make-whole premium described above;

•	change the place or currency of payment of principal of, or any premium or interest (including any extension fee) on, any existing note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any existing note;

•	modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

•	adversely affect the right of holders to convert existing notes other than as provided in the existing notes indenture;

•	reduce the percentage in principal amount of outstanding existing notes required for modification or amendment of the existing notes indenture;

•

reduce the percentage in principal amount of outstanding existing notes necessary for waiver of compliance with certain provisions of the existing notes indenture or for waiver of certain defaults under the existing notes indenture; or

•

modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of existing notes.

We and the trustee may amend or supplement the existing notes indenture or the existing notes without notice to, or the consent of, the existing note holders to, among other things, cure any ambiguity, defect or inconsistency, make any other change that does not adversely affect the rights of any holder of existing notes, appoint a successor trustee or reopen the existing notes indenture to issue additional existing notes in accordance with the terms of the existing notes indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person (in a transaction in which we are not the surviving person) or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•

we are the surviving person, or the resulting, surviving or transferee person, if other than us, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia;

•	the successor person assumes by a supplemental indenture executed and delivered to the trustee all of our obligations under the existing notes and the existing notes indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing;

•

we deliver an officer’s certificate and an opinion of counsel stating that such transaction and, if a supplemental indenture is required, such supplemental indenture complies with the existing notes indenture and that conditions precedent relating to such transaction provided in the existing notes indenture have been complied with.

Satisfaction and Discharge

We may discharge our obligations under the existing notes indenture while existing notes remain outstanding if all outstanding existing notes have or will become due and payable at their scheduled maturity within one year, and we have deposited with the trustee an amount sufficient to pay and discharge the entire indebtedness on all existing notes not previously delivered for cancellation, for principal and interest (including any extension fee), if any, on outstanding existing notes on the date of their scheduled maturity and certain other conditions specified in the existing notes indenture have been satisfied.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; and

•	approve any change in the office through which any security registrar, paying agent or conversion agent acts.

Purchase and Cancellation

All existing notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All existing notes delivered to the trustee shall be cancelled promptly by the trustee. No existing notes shall be authenticated in exchange for any existing notes cancelled as provided in the existing notes indenture.

All existing notes purchased or otherwise acquired by us or any of our subsidiaries prior to May 15, 2010 shall be delivered to the trustee for cancellation, and we may not hold or resell those existing notes or issue any 2.00% Convertible Senior Notes due May 15, 2010 to replace those existing notes.

Replacement of Existing Notes

We will replace mutilated, destroyed, stolen or lost existing notes at your expense upon delivery to the trustee of the mutilated existing notes, or evidence of the loss, theft or destruction of the existing notes satisfactory to us, the applicable registrar and the trustee. In the case of a lost, stolen or destroyed existing note, indemnity satisfactory to the trustee, the applicable registrar and us may be required at the expense of the holder of such existing note before a replacement existing note will be issued. We may also require the payment of sums to cover taxes or other governmental charges.

Governing Law

The existing notes indenture and the existing notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

U.S. Bank National Association is the trustee under the existing notes indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the existing notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding existing notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the existing notes indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability unless the trustee is offered indemnity satisfactory to it.

Book-Entry, Delivery and Form

We issued the existing notes in the form of a global security deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may not be transferred, in whole or in part, to any person other than DTC or a nominee or successor of DTC. Holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Existing notes in definitive certificated form, referenced as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency,” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant whether directly or indirectly.

Pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of existing notes represented by such global security to the accounts of participants designated by the initial holders. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and each transfer of those beneficial interests is effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the existing notes represented by the global security for all purposes under the existing notes indenture and the existing notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the existing notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any existing notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, premium, if any, and interest, if any, on the existing notes represented by the global security registered in the name of and held by DTC or its nominee, to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any existing note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds.

If DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the existing notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of August 19, 2009, there were 48,253,800 shares of common stock outstanding. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to:

Dividends. Holders of common stock are entitled to receive non-cumulative dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors may determine.

Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Cumulative voting for the election of directors is not authorized by our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Preemptive Rights, Conversion and Redemption. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Liquidation, Dissolution and Winding-up. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

Preferred Stock

The board of directors is authorized, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

The issuance of preferred stock could delay, defer or prevent a change in control of Magma. As of August 21, 2009, there were no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

Warrants

As of August 21, 2009, there were no outstanding warrants to purchase shares of our capital stock.

Registration Rights

No holders of our common stock have the right to cause us to register their shares under the Securities Act.

Certificate of Incorporation and Bylaws

Undesignated Preferred Stock. Under our certificate of incorporation, the board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of preferred stock may:

•	delay, defer or prevent a change in control;

•	discourage bids for the common stock at a premium over the market price of our common stock;

•	adversely affect the voting and other rights of the holders of our common stock; and

•

discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

No Action by Stockholder Consent. Our certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of our stockholders from being taken by the written consent of stockholders without a meeting. This provision may be altered, amended or repealed only if the holders of 66 2/3% or more of voting stock vote in favor of such action.

Advance Notice Provisions. Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

Special Meeting Requirements. Our bylaws provide that special meetings of stockholders be called at the request of the Chairman of the board of directors, the chief executive officer, the president or the board of directors.

Cumulative Voting. Both our certificate of incorporation and our bylaws do not provide for cumulative voting in the election of directors.

These provisions may deter a hostile takeover or delay a change in control or management of Magma.

Delaware Anti-Takeover Law

Delaware Takeover Statute. We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

•	before this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers or which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after this date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates owns, or within three years, did own beneficially 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Classified Board of Directors

Our board of directors consists of seven members divided into three classes of approximately equal size, which serve staggered three-year terms. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. Our directors hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires or until their successors have been duly elected and qualified, unless removed in accordance with our certificate of incorporation. Our Class I directors are Roy E. Jewell and Thomas M. Rohrs, whose terms will expire at the annual meeting of stockholders to be held in 2011. Our Class II directors are Timothy J. Ng, Chester J. Silvestri and Susumu Kohyama, whose terms will expire at the annual meeting of stockholders to be held in 2009. Our Class III directors consist of Rajeev Madhavan and Kevin C. Eichler, whose terms will expire at the annual meeting of stockholders to be held in 2010. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Investor Services LLC.

Nasdaq Global Market Listing

Our common stock is quoted on the Nasdaq Global Market under the symbol “LAVA.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the exchange of existing notes for exchange notes pursuant to the exchange offer, the ownership and disposition (including a conversion into common stock) of the exchange notes and the ownership and disposition of common stock received upon a conversion of exchange notes. It is not, however, a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any such consequences.

Except as otherwise specifically described below, this summary deals only with holders that exchange their existing notes for exchange notes pursuant to the exchange offer, and that hold existing notes, exchange notes and common stock, as the case may be, as “capital assets” (generally, property held for investment). This summary does not deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or special status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, partnerships (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes), insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States and taxpayers subject to the alternative minimum tax. It also does not deal with existing notes, exchange notes or common stock held as part of a hedge, straddle, “synthetic security” or conversion transaction or with other integrated investments, or situations in which the functional currency of a U.S. Holder, as defined below, is not the U.S. dollar. Moreover, it does not discuss the effect of any other U.S. federal tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws which may be applicable.

As used herein, a “U.S. Holder” means a beneficial owner of existing notes, exchange notes or common stock received upon conversion of an exchange note that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (b) it has a valid election in effect to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of existing notes, exchange notes or common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a holder of existing notes, exchange notes or common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and investors in such partnerships should consult their own tax advisors.

The following discussion is for general information only and is not intended to be tax advice. Investors considering participating in the exchange offer should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences which may arise under other U.S. federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

Treatment of Exchange Offer

The Exchange will constitute a significant modification of the existing notes (and therefore an exchange for U.S. federal income tax purposes) if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. The applicable Treasury Regulations provide that a change in the yield generally will constitute a significant modification if the yield on the exchange notes varies from the yield on the existing notes by more than the greater of 25 basis points or 5 percent of the annual yield on the existing notes. The change in yield in the case of the exchange notes will exceed this threshold, and therefore the Exchange of the existing notes for the exchange notes will be treated as an exchange for U.S. federal income tax purposes.

The U.S. federal income tax consequences of the Exchange to U.S. Holders depend in part on whether the existing notes and the exchange notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury Regulations, and has not been clearly defined by judicial decisions. An instrument is a “security” for these purposes if, based on all the facts and circumstances, the instrument constitutes a meaningful investment in the issuer of the instrument. Although there are a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important factors is the original term of the instrument, or the length of time between the issuance of the instrument and its maturity. In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years may not be treated as “securities.” The IRS has publicly ruled that a debt instrument with a term of two years may be a “security” if received in a reorganization in exchange for an instrument having substantially the same maturity date and terms (other than interest rate). The existing notes were issued in 2007 in exchange for outstanding notes that had an original term of five years, and the existing notes had a term at issuance of approximately three years. The exchange notes have a term of approximately five years. In addition, the convertibility of a debt instrument into stock of the issuer may argue in favor of “security” treatment because of the holder’s possible equity participation in the issuer. The Company has previously taken the position that the existing notes are not expected to qualify as “securities.” Due to the inherently factual nature of the determination, U.S. Holders are urged to consult their own tax advisors regarding the classification of the existing notes and the exchange notes as “securities” for U.S. federal income tax purposes and the application of the recapitalization rules described below.

U.S. Federal Income Tax Consequences if Exchange Does Not Qualify as a Tax-Free Recapitalization

If the existing notes or the exchange notes do not constitute “securities” for U.S. federal income tax purposes, then the Exchange would not be treated as a tax-free recapitalization, and a U.S. Holder generally would recognize gain or loss on the Exchange in an amount equal to the difference (if any) between the “issue price” of the exchange notes (as described under “Treatment of Ownership and Disposition of Exchange Notes and Common Stock—Issue Price of the Exchange Notes” below) and such U.S. Holder’s adjusted tax basis in the existing notes.

U.S. Holders should consult their own tax advisors regarding whether the Exchange would be subject to the wash sale rules of Section 1091 of the Code. If the Exchange were treated as a wash sale, U.S. Holders would not be allowed to currently recognize any loss resulting from the Exchange. Instead, such loss would be deferred, and would be reflected as an increase in the basis of the exchange notes.

Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss recognized if the Exchange were a taxable transaction generally would be capital gain or loss, and would be long-term capital gain or loss if, at the time of the Exchange, the existing notes were held for more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% U.S. federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period for an exchange note would commence on the date immediately following the date of the Exchange, and the U.S. Holder’s initial tax basis in the exchange note would be the issue price of the exchange note.

Subject to a de minimis exception, if a U.S. Holder acquired existing notes (other than at original issue) at a discount from the adjusted issue price of such existing notes (i.e., a “market discount”), any gain recognized by the holder on the Exchange of the existing notes would be recharacterized as ordinary interest income to the extent of accrued market discount that had not previously been included as ordinary income.

U.S. Federal Income Tax Consequences if Exchange Qualifies as a Tax-Free Recapitalization

If the existing notes and the exchange notes constitute “securities” for U.S. federal income tax purposes, then the Exchange likely would be treated as a tax-free recapitalization, in which generally no gain or loss would be recognized by a U.S. Holder. A U.S. Holder would have an initial tax basis in the exchange notes equal to the holder’s adjusted tax basis in the existing notes exchanged therefor. The U.S. Holder’s holding period for the exchange notes would include the period during which the holder held the existing notes surrendered in the Exchange.

Treatments of Payments of Cash Attributable to Accrued and Unpaid Interest on the Existing Notes

As described above under “The Exchange Offer—Acceptance of Existing Notes for Exchange; Delivery of Exchange Notes,” accrued and unpaid interest on existing notes that are accepted for exchange will be paid in cash at the closing. Such amounts will be included in the gross income of a U.S. Holder to the extent that the U.S. Holder has not previously included the accrued interest in income, and will be taxable as ordinary income.

Treatment of Ownership and Disposition of the Exchange Notes and Common Stock

Issue Price of the Exchange Notes

The “issue price” of the exchange notes will depend on whether the existing notes or the exchange notes are “publicly traded” within the meaning of applicable Treasury Regulations. If neither the existing notes nor the exchange notes are publicly traded, the issue price of the exchange notes will equal their stated principal amount. If either the existing notes or the exchange notes are publicly traded at any time during the 60-day period ending 30 days after the issue date of the exchange notes, the issue price of the exchange notes will equal the fair market value of the exchange notes (if the exchange notes are publicly traded) or the existing notes (if the exchange notes are not publicly traded and the existing notes are publicly traded), in each case on the date of the Exchange.

Stated Interest and Original Issue Discount on the Exchange Notes

Payments of stated interest on a note, which will constitute “qualified stated interest” (as defined below), generally will be included in the gross income of a U.S. Holder as interest income at the time such interest is accrued or paid in accordance with the U.S. Holder’s regular method of tax accounting, and will be taxable as ordinary income.

Subject to a statutory de minimis exception, if the existing notes or the exchange notes are publicly traded, the Company expects that the issue price of an exchange note would be less than its stated principal amount, and the exchange note would have original issue discount (“OID”) for U.S. federal income tax purposes. In that case, each U.S. Holder, other than a U.S. Holder whose exchange notes have amortizable bond premium or acquisition premium (as described below in the section of this prospectus entitled “—Amortizable Bond Premium and Acquisition Premium”) must include in income for each taxable year the daily portion of the OID that accrues on the exchange note for each day during the taxable year on which such U.S. Holder holds the exchange note. Thus, if the exchange notes are issued with OID, a U.S. Holder of an exchange note will be required to include amounts in income in advance of the receipt of cash to which the OID is attributable, regardless of the U.S. Holder’s method of tax accounting. Under the OID rules, a U.S. Holder will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Any amount included in income as OID will increase the U.S. Holder’s tax basis in the exchange note.

The daily portion of OID is determined by allocating to each day in any accrual period a pro rata portion of the OID that accrued during such period. Applicable Treasury Regulations permit a U.S. Holder to use accrual periods of any length from one day to one year to compute accruals of OID, provided that the yield to maturity is adjusted to reflect the accrual period selected, and further provided that each scheduled payment of principal or interest occurs either on the first or the last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the product of the exchange note’s “adjusted issue price” at the beginning of the accrual period and the exchange note’s “yield to maturity” less the amount of any “qualified stated interest” allocable to the accrual period. The adjusted issue price of each exchange note at the start of any accrual period equals the sum of the issue price of such exchange note and the aggregate amount of previously accrued OID, less any prior payments on the exchange note other than payments of qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates. The yield to maturity of the exchange notes generally is the discount rate that, when applied to all payments to be made on the exchange notes, produces a present value equal to the issue price of the exchange notes.

Possible Characterization as Contingent Payment Debt Instruments

If the amount or timing of any additional payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate significantly higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, conversion, or retirement of a note. We may be required to make payments of additional interest to holders of the exchange notes if we fail to file our annual or quarterly reports or we do not comply with certain provisions of the Trust Indenture Act, as described under “Description of Exchange Notes—General.” In addition, holders may require us to repurchase the exchange notes following the occurrence of certain change in control transactions.

We intend to take the position for U.S. federal income tax purposes that the possibility of such payments should not cause the exchange notes to be subject to the special rules applicable to contingent payment debt instruments. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional payments will be made is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Our position in this regard is binding on a U.S. Holder unless the U.S. Holder discloses a contrary position to the IRS. Our position is not binding on the IRS, however, which may take a contrary position.

If we pay additional interest on the exchange notes, or are required to repurchase the exchange notes following the occurrence of a change in control transaction, although it is not free from doubt, such additional interest should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. Holder’s regular method of tax accounting, and any amount paid upon repurchase of the exchange notes should be treated as part of the amount realized upon the repurchase. In the event we pay additional interest on the exchange notes, or repurchase the exchange notes following the occurrence of a change in control transaction, U.S. Holders should consult their own tax advisors regarding the treatment of such amounts. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Amortizable Bond Premium and Acquisition Premium

If the Exchange qualifies as a tax-free recapitalization and a U.S. Holder’s tax basis in an exchange note is greater than the issue price of the exchange note (or, for exchange notes acquired other than in the Exchange, if the U.S. Holder’s tax basis is greater than the adjusted issue price of the exchange note), the U.S. Holder generally will be considered to have acquisition premium, which will reduce the amount of any OID required to be included in income.

If a U.S. Holder’s tax basis in an exchange note is greater than the principal amount of the exchange note, the U.S. Holder generally will be considered to have bond premium, and will not be required to include any OID in income. The U.S. Holder may elect to amortize the bond premium against interest payable on the exchange note (to the extent the bond premium is not attributable to the conversion feature of the exchange notes), and any bond premium in excess of any OID and interest may be deductible over the term of the exchange notes. Any amount of amortized bond premium will decrease the U.S. Holder’s tax basis in the exchange note.

If a U.S. Holder elects to amortize bond premium, the amount of bond premium allocable to each accrual period will be based on a constant yield to maturity over the period the exchange note is held. Any such election applies to all taxable debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies, and all taxable debt instruments acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. Holder must include in income the full amount of any stated interest as it accrues or is paid, and premium will not be taken into account until principal payments are received on the exchange note or the exchange note is sold or otherwise disposed of.

Market Discount

Subject to a de minimis exception, if a U.S. Holder acquires an exchange note other than in the Exchange at a price that is less than its revised issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes. The revised issue price of an exchange note is the sum of its issue price and any OID includible in the income of holders prior to the U.S. Holder’s acquisition of the exchange note. Market discount accrues in addition to any OID. In contrast to OID, a U.S. Holder is not required to include market discount in income periodically over the term of the exchange notes before receipt of the cash or other payment attributable to such income. Instead, any principal payment on the exchange notes, and any gain recognized upon the sale, exchange, retirement or other disposition of an exchange note is required to be treated as ordinary income to the extent of the accrued market discount that has not previously been included in income.

If a U.S. Holder disposes of an exchange note that has accrued market discount in a nonrecognition transaction in which the U.S. Holder receives property the basis of which is determined in whole or in part by reference to the basis of the exchange note (including a conversion of an exchange note into common stock), the accrued market discount generally is includible in income at the time of such transaction only to the extent of the gain recognized. To the extent not included in income at the time of the nonrecognition transaction, the accrued market discount attaches to the property received and is recognized as ordinary income upon the disposition of such property.

In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. Holder may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies on a note-by-note basis and is irrevocable. A U.S. Holder also may elect to include market discount in income currently as it accrues. Any such election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S Holder’s tax basis in the exchange notes will be increased by the amount of market discount included in income. Unless a U.S. Holder elects to include market discount in income as it accrues, such U.S. Holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.

Subject to a de minimis exception, if a U.S. Holder holds existing notes that were acquired (other than at original issue) with market discount (i.e., at a discount from the revised issue price of such existing notes), the U.S. Holder did not elect to include such market discount in income on a current basis, and the Exchange qualifies as a recapitalization as described above under “—U.S. Federal Tax Consequences if Exchange Qualifies as a Tax-Free Recapitalization,” any accrued market discount on the existing notes generally will carry over to the exchange notes. If the exchange notes are issued with original issue discount, then the exchange notes received in the Exchange for existing notes will be treated as having market discount only to the extent that the issue price of the exchange notes exceeds a U.S. Holder’s carryover tax basis in the exchange notes.

Sale, Exchange, Redemption or Other Taxable Disposition of Exchange Notes

A U.S. Holder generally will recognize gain or loss if the holder disposes of an exchange note in a sale, exchange, redemption or other taxable disposition. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in an exchange note generally will equal the U.S. Holder’s adjusted tax basis in the existing notes (if the Exchange qualifies as a recapitalization) or the issue price of the exchange notes (if the Exchange does not qualify as a recapitalization) or, for exchange notes acquired other than in the Exchange, the amount paid by the U.S. Holder for the exchange notes (i) increased by any accrued OID or market discount the U.S. Holder has included in income and (ii) decreased by (A) the amount of any payments, other than qualified stated interest payments, received, and (B) any amortizable bond premium taken, with respect to such exchange note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. Holder on the disposition of the exchange note generally will be capital gain or loss, except (with respect to recognized gain) to the extent of accrued market discount not previously included in income, and will be long-term capital gain or loss if the holder’s holding period in the exchange note exceeds one year, or short-term capital gain or loss if the holder’s holding period in the exchange note is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Exchange Notes

A U.S. holder generally will not recognize any gain or loss on the conversion of an exchange note solely into common stock and cash in lieu of a fractional share of common stock, except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under “—Tax Consequences to U.S. Holders— Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of an exchange note converted in connection with a fundamental change may be treated as a taxable stock dividend. The U.S. holder’s tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) generally will equal the U.S. holder’s adjusted tax basis in the exchange note converted. The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock (determined as discussed above) attributable to the fractional share.

The value of any portion of our common stock that is attributable to accrued and unpaid interest on the exchange notes not yet included in income by a U.S. Holder will be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest will begin on the day after the date of conversion.

A U.S. Holder that converts an exchange note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of Exchange Notes—Conversion of Exchange Notes”, should consult its own tax advisor concerning the appropriate treatment of such payment.

In the event that we undergo a business combination as described under “Description of Exchange Notes—Conversion of Exchange Notes,” the conversion obligation may be adjusted so that holders would be entitled to convert the exchange notes into the type of consideration that they would have been entitled to receive upon such business combination had the exchange notes been converted into our common stock immediately prior to such business combination. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding exchange notes, which may be a taxable event for U.S. federal income tax purposes.

Distributions

If, after a U.S. Holder acquires our common stock upon a conversion of an exchange note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock, except to the extent of accrued market discount not previously included in income. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the exchange notes allow for changes in the conversion rate of the exchange notes under certain circumstances. A change in conversion rate that allows holders of exchange notes to receive more shares of common stock on conversion may increase such holders’ proportionate interests in our earnings and profits or assets. In that case, the holders of exchange notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of exchange notes for distributions of cash or property to our stockholders. The adjustment to the conversion rate of exchange notes converted in connection with a non-stock change in control, as described under “Description of Exchange Notes—Make-Whole Premium” above, also may be treated as a taxable stock distribution. If an event occurs that dilutes the interests of stockholders and the conversion rate of the exchange notes is not adjusted (or not adequately adjusted), this also could be treated as a taxable stock distribution to holders of the exchange notes. Not all changes in the conversion rate that result in holders of exchange notes receiving more common stock on conversion, however, increase such holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its exchange note being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its exchange note or as capital gain, except to the extent of accrued market discount not previously included in income. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph, as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of common stock will be capital gain or loss, except (with respect to recognized gain) to the extent of accrued market discount not previously included in income, and will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Treatment of Exchange Offer

Any gain realized by a Non-U.S. Holder on the Exchange of existing notes for exchange notes generally will not be subject to U.S. federal income tax, except as set forth in the bullet points under “Non-U.S. Holders—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock.”

As described above under “The Exchange Offer—Acceptance of Existing Notes for Exchange; Delivery of Exchange Notes,” accrued and unpaid interest on existing notes that are accepted for exchange will be paid in cash at the closing. Such interest paid on the existing notes to a Non-U.S. Holder will be treated in the same manner as interest paid on the exchange notes, as described below under “—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Taxation of Interest.”

Treatment of Ownership and Disposition of the Exchange Notes and Common Stock

Taxation of Interest

Payments of interest or attributable to OID to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the exchange notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. Holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest or attributable to OID to a Non-U.S. Holder if the Non-U.S. Holder:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder (see the discussion under “—Tax Consequences to Non-U.S. Holders—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the exchange note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of exchange notes or common stock (other than with respect to payments attributable to accrued interest or OID, which will be taxed as described under “—Tax Consequences to Non-U.S. Holders—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain would be subject to tax as described below under “—Tax Consequences to Non-U.S. Holders—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of exchange notes or common stock by a Non-U.S. Holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the Non-U.S. Holder’s holding period for the exchange notes or common stock disposed of), a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a Non-U.S. Holder on common stock received on conversion of an exchange note, including any taxable constructive stock dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—Tax Consequences to U.S. Holders— Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a Non-U.S. Holder may be withheld from interest on the exchange notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the Non-U.S. Holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A Non-U.S. Holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business are discussed below under “—Tax Consequences to Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of exchange notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest or OID on the exchange notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the exchange notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest (including payments attributable to OID), dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest (including payments attributable to OID) or dividends to U.S. Holders of Notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of exchange notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the dividends and/or interest (including payments attributable to OID) paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest, OID and/or dividends, including any tax withheld pursuant to the rules described under “—Tax Consequences to Non-U.S. Holders—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Taxation of Interest” and “—Tax Consequences to Non-U.S. Holders—Treatment of Ownership and Disposition of the Exchange Notes and Common Stock—Dividends” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our common stock or interest on the exchange notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to

Non-U.S. Holders by a broker upon a sale of the exchange notes or our common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or Non-U.S. Holder of exchange notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon certain legal matters relating to the exchange offer. Certain legal matters will be passed upon for the dealer manager by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the Securities and Exchange Commission rules, we incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the consummation of the exchange offer or this exchange offer is terminated.

The documents we incorporate by reference into this prospectus are:

•	our Annual Report on Form 10-K for the fiscal year ended May 3, 2009;

•	our Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission on May 29, 2009 and August 6, 2009; and

•

the description of our common stock, $0.0001 par value per share, contained in the Registration Statement on Form 8-A (Registration No. 000-33213) filed with the Securities and Exchange Commission on October 3, 2001, including any amendments or reports filed for the purpose of updating that description.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (excluding exhibits, unless specifically incorporated by reference), at no cost, by writing or calling us at the following address or telephone number:

Investor Relations

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, CA 95110

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. In addition, our common stock is listed for trading on The Nasdaq Global Market under the symbol “LAVA.” You can read and copy reports and other information concerning us at the offices of the Financial Industry Regulatory Authority located at 1735 K Street, Washington, D.C. 20006. You may also access our filings with the SEC and obtain other information about us free of charge through the web site maintained by Magma, which is located at www.magma-da.com, as soon as reasonably practicable after these materials have been electronically filed with, or furnished to, the SEC. Please note that all references to www.magma-da.com in this registration statement and prospectus are inactive textual references only and that the information contained on Magma’s web site is neither incorporated by reference into this registration statement or prospectus nor intended to be used in connection with the exchange offer.

The Exchange Agent for the Exchange Offer:

U.S. Bank National Association

By Mail, Hand Delivery or Overnight Courier

U.S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

St. Paul, MN 55107

Attn: Rachel Muehlbauer

By Facsimile Transmission:

(651) 495-8158

Confirm Receipt by Telephone:

(651) 495-3511

The Information Agent for the Exchange Offer:

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (888) 666-2565

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal or letter of transmittal and consent may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The Dealer Manager for the Exchange Offer:

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, NY 10010

(212) 325-3399

Attention: Magma Design Automation Offering Desk

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the FINRA filing fee. The registrant has agreed to pay these costs and expenses.

Securities and Exchange Commission registration fee	$2,787
FINRA filing fee	4,995
Dealer manager fees	400,000
Printing and engraving expenses	60,000
Legal fees and expenses	701,000
Accounting fees and expenses	510,000
Trustee, exchange agent and transfer agent fees	3,000
Information agent fees	3,000
Miscellaneous	120,000

Total	$1,804,782

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Annual Report on Form 10-K filed on June 28, 2002) and Article 6 of the registrant’s Amended and Restated Bylaws (Exhibit 3.2 to the Annual Report on Form 10-K filed on June 28, 2002) provide for indemnification of the registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as directors or officers to the fullest extent permitted by law (Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on March 12, 2009).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation**
3.2	Amended and Restated Bylaws**
4.1	Form of Indenture
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*
12.1	Statement re: Computation of Ratios
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney**
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association
99.1	Form of Letter of Transmittal (including Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	Form of Letter to Clients

*	To be filed by amendment.
**	Previously filed.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(8) That, every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Exchange Act of 1934 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 24th day of August 2009.

MAGMA DESIGN AUTOMATION, INC.

By:	/S/ RAJEEV MADHAVAN
Name:	Rajeev Madhavan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ RAJEEV MADHAVAN Rajeev Madhavan	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 24, 2009

/s/ PETER S. TESHIMA Peter S. Teshima	Corporate Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 24, 2009

* Roy E. Jewell	President, Chief Operating Officer and Director	August 24, 2009

* Kevin C. Eichler	Director	August 24, 2009

Susumu Kohyama	Director

* Timothy J. Ng	Director	August 24, 2009

* Thomas M. Rohrs	Director	August 24, 2009

* Chet Silvestri	Director	August 24, 2009

*By:	/s/ PETER S. TESHIMA
Peter S. Teshima Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation**
3.2	Amended and Restated Bylaws**
4.1	Form of Indenture
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation*
12.1	Statement re: Computation of Ratios
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney**
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association
99.1	Form of Letter of Transmittal (including Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	Form of Letter to Clients

*	To be filed by amendment.
**	Previously filed.